Exhibit 10.1

Execution Version

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of May 11, 2020, is by and among CANTEL MEDICAL CORP., a Delaware corporation (the “Company”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been extended to the Borrowers pursuant to the Fourth Amended and Restated Credit Agreement dated as of June 28, 2018, among the Company, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent (as amended, modified, supplemented, increased and extended from time to time prior to the date hereof, including pursuant to the First Amendment, dated as of September 6, 2019, the “Credit Agreement”);

WHEREAS, the Company has requested certain modifications to the Credit Agreement and the Administrative Agent and the Required Lenders have agreed to the requested modifications to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as amended hereby).

2.       Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.

3.       Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of the following conditions precedent:

(a)                Receipt by the Administrative Agent of executed counterparts of this Amendment duly executed by a Responsible Officer of each Loan Party, the Administrative Agent and the Required Lenders.

(b)                Receipt by the Administrative Agent of the following:

(i)       copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Second Amendment Effective Date and certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable;

(ii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, the Credit Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)       such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) and qualified to engage in business in its state of organization or formation;

provided that, in lieu of delivering the Organization Documents required by clause (b)(i) and the certificates of resolutions or other action, incumbency certificates and/or other certificates required by clause (b)(ii), the Company may deliver a certificate of a Responsible Officer certifying (i) that there have been no amendments to those Organization Documents previously delivered to the Administrative Agent on the Closing Date, the First Amendment Effective Date or the Harmony Acquisition Closing Date, as applicable, and that (ii) such resolutions or other action, incumbency certificates and/or other certificates previously delivered to the Administrative Agent on the Closing Date, the First Amendment Effective Date or the Harmony Acquisition Closing Date, as applicable, remain in full force and effect.

(c)                Upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Second Amendment Effective Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three (3) Business Days prior to the Closing Date.

(d)                The Borrower shall have paid to the Lenders and BofA Securities all agreed fees in connection with this Amendment.

(e)                The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Second Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the penultimate paragraph of Section 10.03 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto.

4.       Amendment is a Loan Document. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

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5.       Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and each Lender that (a) the representations and warranties of each Loan Party contained in Article VI of the Credit Agreement (as amended hereby) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it is true and correct) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it is true and correct) as of such earlier date and (b) no Default has occurred and is continuing.

6.       Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment and the transactions contemplated hereby, (b) affirms all of its obligations under the Credit Agreement (as amended hereby) and the other Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

7.       Reaffirmation of Security Interests. Each Loan Party (a) agrees that, notwithstanding the effectiveness of this Amendment, the Security Agreement and each of the other Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (b) confirms its Guaranty and its grant of a security interest pursuant to the Collateral Documents in its assets that constitute Collateral as collateral therefor, all as provided in the Loan Documents as originally executed and (c) acknowledges that such Guaranty and grant continues in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents.

8.       No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

9.       Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

10.       Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS OTHER THAN GENERAL OBLIGATIONS LAW SECTION 5-1401.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

BORROWERS:	CANTEL MEDICAL CORP., a Delaware corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	SVP, General Counsel and Secretary

GUARANTORS:	MEDIVATORS INC., a Minnesota corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

MAR COR PURIFICATION, INC., a Pennsylvania corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

CROSSTEX INTERNATIONAL, INC., a New York corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

ACCUTRON, INC., an Arizona corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

SPS MEDICAL SUPPLY CORP., a New York corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

CANTEL MEDICAL INTERNATIONAL LLC, a Delaware corporation

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	SVP, General Counsel and Secretary

HU-FRIEDY MFG. CO., LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

CANTEL MEDICAL CORP.

SECOND AMENDMENT

CHIPS MANUFACTURING LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

J&J INSTRUMENTS, LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

KARL SCHUMACHER DENTAL, LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

PALMERO HEALTHCARE LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

JULIUS WIRTH LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

HF GERMAN LAND HOLDING LLC, an Illinois limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Manager and Secretary

EI, LLC, a Delaware limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Manager and Secretary

1666 E TOUHY LLC, an Illinois limited liability company

By:	/s/ Jeff Mann
Name:	Jeff Mann
Title:	Secretary

CANTEL MEDICAL CORP.

SECOND AMENDMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronaldo Naval
Name:	Ronaldo Naval
Title:	Vice President

CANTEL MEDICAL CORP.

SECOND AMENDMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Jana L. Baker
Name:	Jana L. Baker
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ David Hyman
Name:	David Hyman
Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Teddy Koch
Name:	Teddy Koch
Title:	Executive Director

MUFG BANK LTD., as a Lender

By:	/s/ Kevin Wood
Name:	Kevin Wood
Title:	Director

TRUIST BANK, as a Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tyler Furste
Name:	Tyler Furste
Title:	Duly Authorized Signatory

TD BANK, N.A., as a Lender

By:	/s/ Jason Siewert
Name:	Jason Siewert
Title:	Senior Vice President

CANTEL MEDICAL CORP.

SECOND AMENDMENT

HSBC BANK USA, N.A., as a Lender

By:	/s/ Laurie Niles
Name:	Laurie Niles
Title:	Senior Vice President

CANTEL MEDICAL CORP.

SECOND AMENDMENT

Exhibit A

Amended Credit Agreement

[Attached.]

~~Execution Version~~COMPOSITE CREDIT AGREEMENT INCLUDING:

First Amendment dated as of September 6, 2019

Second Amendment dated as of May 11, 2020

This is NOT an official copy of the Credit Agreement and is intended for informational purposes only

Published CUSIP Numbers

Deal: 13809TAE2

Revolver: 13809TAF9

Term Loan: 13809TAG7

Delayed Draw Term Loan: ~~[TBD]~~13809TAH5

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
(as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement
dated as of September 6, 2019)

Dated as of June 28, 2018

among

CANTEL MEDICAL CORP.

and

CERTAIN SUBSIDIARIES OF CANTEL MEDICAL CORP. IDENTIFIED HEREIN,
as the Borrowers,

CERTAIN SUBSIDIARIES OF CANTEL MEDICAL CORP. IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,

MUFG BANK, LTD.,

as Documentation Agent,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BofA Securities, Inc., Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A.
as Joint Lead Arrangers and Joint Bookrunners

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ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		85

5.01	Conditions of Initial Credit Extension.	85
5.02	Conditions to all Credit Extensions.	87
5.03	Conditions to Harmony Facilities.	88

ARTICLE VI REPRESENTATIONS AND WARRANTIES		91

6.01	Existence, Qualification and Power.	91
6.02	Authorization; No Contravention.	92
6.03	Governmental Authorization; Other Consents.	92
6.04	Binding Effect.	92
6.05	Financial Statements; No Material Adverse Effect.	92
6.06	Litigation.	93
6.07	No Default.	93
6.08	Ownership of Property.	93
6.09	Environmental Compliance.	93
6.10	Insurance.	94
6.11	Taxes.	94
6.12	ERISA Compliance.	95
6.13	Subsidiaries.	95
6.14	Margin Regulations; Investment Company Act.	95
6.15	Disclosure.	96
6.16	Compliance with Laws.	96
6.17	Intellectual Property; Licenses, Etc.	96
6.18	Solvency.	96
6.19	Perfection of Security Interests in the Collateral.	96
6.20	Business Locations; Taxpayer Identification Number.	97
6.21	Labor Matters.	97
6.22	OFAC.	97
6.23	Anti-Corruption Laws	97
6.24	No EEA Financial Institution.	97
6.25	Beneficial Ownership.	97
6.26	Covered Entity.	98

ARTICLE VII AFFIRMATIVE COVENANTS		98

7.01	Financial Statements.	98
7.02	Certificates; Other Information.	98
7.03	Notices.	100
7.04	Payment of Taxes.	101
7.05	Preservation of Existence, Etc.	101
7.06	Maintenance of Properties.	101
7.07	Maintenance of Insurance.	102
7.08	Compliance with Laws.	102
7.09	Books and Records.	102
7.10	Inspection Rights.	102
7.11	Use of Proceeds.	102
7.12	ERISA Compliance.	103
7.13	Additional Subsidiaries.	103
7.14	Pledged Assets.	103
7.15	Cash Concentration Accounts.	104
7.16	Beneficial Ownership.	104

ARTICLE VIII NEGATIVE COVENANTS		104

8.01	Liens.	104
8.02	Investments.	106
8.03	Indebtedness.	107
8.04	Fundamental Changes.	108
8.05	Dispositions.	108
8.06	Restricted Payments.	109
8.07	Change in Nature of Business.	109
8.08	Transactions with Affiliates and Insiders.	110
8.09	Burdensome Agreements.	110
8.10	Use of Proceeds.	110
8.11	Financial Covenants.	110
8.12	Prepayment of Other Indebtedness, Etc.	111
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	111
8.14	Ownership of Subsidiaries.	112
8.15	Sanctions.	112
8.16	Anti-Corruption Laws.	112

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		112

9.01	Events of Default.	112
9.02	Remedies Upon Event of Default.	114
9.03	Application of Funds.	115

ARTICLE X ADMINISTRATIVE AGENT		116

10.01	Appointment and Authority.	116
10.02	Rights as a Lender.	116
10.03	Exculpatory Provisions.	117
10.04	Reliance by Administrative Agent.	118
10.05	Delegation of Duties.	118
10.06	Resignation of Administrative Agent.	118
10.07	Non-Reliance on Administrative Agent and Other Lenders.	120
10.08	No Other Duties; Etc.	120
10.09	Administrative Agent May File Proofs of Claim.	120
10.10	Collateral and Guaranty Matters; Credit Bidding.	121
10.11	Secured Treasury Management Agreements and Secured Hedge Agreements.	122
10.12	ERISA Matters.	122

ARTICLE XI MISCELLANEOUS		123

11.01	Amendments, Etc.	123
11.02	Notices; Effectiveness; Electronic Communications.	125
11.03	No Waiver; Cumulative Remedies; Enforcement.	127
11.04	Expenses; Indemnity; and Damage Waiver.	128
11.05	Payments Set Aside.	130
11.06	Successors and Assigns.	131
11.07	Treatment of Certain Information; Confidentiality.	136
11.08	Setoff.	137
11.09	Interest Rate Limitation.	138
11.10	Counterparts; Integration; Effectiveness; Amendment and Restatement.	138
11.11	Survival of Representations and Warranties.	139
11.12	Severability.	139
11.13	Replacement of Lenders.	139
11.14	Governing Law; Jurisdiction; Etc.	140
11.15	Waiver of Right to Trial by Jury.	141
11.16	No Advisory or Fiduciary Responsibility.	141
11.17	Electronic Execution of Assignments and Certain Other Documents.	142
11.18	USA PATRIOT Act Notice.	142
11.19	Judgment Currency.	142
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	143
11.21	Acknowledgement Regarding any Supported QFCs.	143
11.22	Release.	144

SCHEDULES

Schedule 2.01	Commitments and Applicable Percentages
Schedule 6.10	Insurance
Schedule 6.12	Plans or Multiemployer Plans
Schedule 6.13	Subsidiaries
Schedule 6.17	IP Rights
Schedule 6.20(a)	Locations of Real Property
Schedule 6.20(b)	Locations of Tangible Personal Property
Schedule 6.20(c)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 6.20(d)	Changes in Legal Name, State of Formation and Structure
Schedule 8.01	Liens
Schedule 8.02	Investments
Schedule 8.03	Indebtedness
Schedule 11.02	Certain Addresses for Notices
Schedule 11.06	Disqualified Institutions

EXHIBITS

Exhibit 1.01	Form of Secured Party Designation Notice
Exhibit 2.02	Form of Loan Notice
Exhibit 2.04	Form of Swing Line Loan Notice
Exhibit 2.05	Form of Notice of Prepayment
Exhibit 2.11(a)	Form of Note
Exhibit 2.16(a)	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.16(b)	Form of Designated Borrower Notice
Exhibit 3.01	Forms of U.S. Tax Compliance Certificates
Exhibit 7.02	Form of Compliance Certificate
Exhibit 7.13	Form of Joinder Agreement
Exhibit 11.06(b)	Form of Assignment and Assumption
Exhibit 11.06(b)(iv)	Form of Administrative Questionnaire

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is entered into as of June 28, 2018 among CANTEL MEDICAL CORP., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

(A)       Certain of the Loan Parties were party to a Third Amended and Restated Credit Agreement dated as of March 4, 2014 (as amended, supplemented and otherwise modified through but not including the date hereof, the “Existing Credit Agreement”) with the lenders party thereto and Bank of America, N.A., as administrative agent.

(B)       Bank of America, N.A. and Wells Fargo Bank, National Association are the only lenders party to the Existing Credit Agreement that are Lenders party to this Agreement.

(C)       The parties to this Agreement amended and restated the Existing Credit Agreement on the Closing Date (defined herein), which amendment and restatement was not a novation of the Existing Credit Agreement.

(D)       Simultaneously with the Closing Date, the parties to this Agreement at such time agreed that the Commitments of each of the Lenders shall be as set forth in Schedule 2.01 (as in effect on the Closing Date), and the outstanding amount of the Revolving Loans and Term Loan under and as defined in the Existing Credit Agreement (without giving effect to any further Borrowings under this Agreement on the Closing Date) shall be reallocated in accordance with such Commitments, and the requisite assignments shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, but without the payment of any related assignment fee.

(E)       The Company has requested certain modifications to this Agreement and the Security Agreement (in each case, as in effect prior to the First Amendment Effective Date) and Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer have agreed to the requested modifications thereto on the terms and conditions set forth in the First Amendment.

(F)       Simultaneously with the First Amendment Effective Date, the parties to this Agreement hereby agree that the Commitments of each of the Lenders shall be as set forth in Schedule 2.01 (as in effect on the First Amendment Effective Date). In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Intercreditor Agreement” means an intercreditor agreement on terms acceptable to the Administrative Agent in its reasonable discretion.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Company or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or properties or otherwise (excluding exchanges of Equity Interests) and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (it being understood that the amount of any deferred payment, including consideration paid in the form of or pursuant to an “earn-out” or other contingent payment, shall be calculated as the present value of expected future payments in respect thereof, as of the date of consummation of the applicable Acquisition in accordance with GAAP).

“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions; provided that the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow with the Administrative Agent or a Lender (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness).

“Adjustment” has the meaning specified in Section 3.07.

“Adjustment Period” has the meaning specified in Section 8.11.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means, at any time of determination, the Revolving Commitments of all the Lenders at such time. The amount of the Aggregate Revolving Commitments in effect on the First Amendment Effective Date is $400,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” shall have the meaning specified in Section 11.19.

“Alternative Currency” means Euros, Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time during the Availability Period, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided, that, at any time after the Availability Period has ended, the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time, (c) with respect to such Lender’s Delayed Draw Term Loan Commitment at any time during the Availability Period, the percentage (carried out to the ninth decimal place) of the aggregate amount of all Delayed Draw Term Loan Commitments represented by such Lender’s Delayed Draw Term Loan Commitment at such time during the Availability Period and (d) with respect to such Lender’s portion of any outstanding Delayed Draw Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Delayed Draw Term Loan held by such Lender at such time. The Applicable Percentage of each Lender as of the First Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum:

(a)       from the Second Amendment Effective Date through the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending October 31, 2021, (i) in the case of the Revolving Commitment Fee, 0.50%, (ii) in the case of Letters of Credit, 3.00%, (iii) in the case of Eurocurrency Rate Loans, 3.00% and (iv) in the case of Base Rate Loans, 2.00%; and

(b)       thereafter, the following percentages per annum based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Revolving Commitment Fee	Letters of Credit	Eurocurrency Rate Loans	Base Rate Loans
1	> 5.00 to 1.00	0.50%	2.75%	2.75%	1.75%
2	> 4.25 to 1.00 but < 5.00 to 1.00	0.45%	2.50%	2.50%	1.50%
~~1~~3	> 3.50 to 1.00 but < 4.25 to 1.00	0.40%	2.25%	2.25%	1.25%
~~2~~4	> 3.00 to 1.00 but < 3.50 to 1.00	0.35%	2.00%	2.00%	1.00%
~~3~~5	> 2.25 to 1.00 but < 3.00 to 1.00	0.30%	1.75%	1.75%	0.75%
~~4~~6	> 1.50 to 1.00 but < 2.25 to 1.00	0.25%	1.50%	1.50%	0.50%
~~5~~7	> 0.75 to 1.00 but < 1.50 to 1.00	0.20%	1.25%	1.25%	0.25%
~~6~~8	< 0.75 to 1.00	0.20%	1.00%	1.00%	0.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that, for purposes of this clause (b), if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. ~~The Applicable Rate in effect from the First Amendment Effective Date through the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the first fiscal quarter ending after the First Amendment Effective Date shall be determined based upon Pricing Tier 5.~~ Notwithstanding anything to the contrary contained herein, ~~(a) the Applicable Rate in effect from the Harmony Acquisition Closing Date through the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the first full fiscal quarter ending after the Harmony Acquisition Closing Date shall be determined based upon Pricing Tier 1 and (b)~~ the determination of the Applicable Rate under this clause (b) for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16(a).

“Approved Bank” has the meaning specified in the definition of Cash Equivalents.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) BofA Securities, (b) Wells Fargo Securities, LLC, and (c) JPMorgan Chase Bank, N.A., in their capacity as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended July 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, (a) with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (b) with respect to the Delayed Draw Term Loan Commitments, the period from the First Amendment Effective Date to the earliest of (i) April 29, 2020, (ii) the date of termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“Available Amount” means, as of any date of determination, the cumulative sum of (a) $25,000,000 (the “Fixed Amount”) plus (b) for any fiscal year ending after the Suspension Period End Date, an amount equal to 50% of the Consolidated Net Income of the Company and its Subsidiaries for the immediately preceding fiscal year for which financial statements have been delivered pursuant to Section 7.01 (provided that (x) if any amount under this clause (b) is not expended during the applicable fiscal year, such amount may be carried-forward and expended in the next succeeding fiscal year only ~~and~~, (y) if the amount under this clause (b) is less than zero for any fiscal year, such amount shall be deemed zero for such fiscal year and (z) an amount equal to 50% of the Consolidated Net Income of the Company and its Subsidiaries for the fiscal year ending July 31, 2021 may be carried-forward and expended during the fiscal year ending July 31, 2022) (the “Variable Amount”), minus (c) amounts expended, invested or otherwise utilized during the term of this Agreement in reliance on the Fixed Amount pursuant to Sections 8.02(m) and 8.06(g) minus (d) amounts expended, invested or otherwise utilized during such fiscal year in reliance on the Variable Amount pursuant to Sections 8.02(m) and 8.06(g).

“Bank of America” means Bank of America, N.A. and its successors.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~Affected Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate (calculated pursuant to clause (b) of the definition thereof) plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan” as a result of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

“BHC Act Affiliate” has the meaning specified in Section 11.21(b).

“BofA Securities” means BofA Securities, Inc., in its capacity as a joint lead arranger and joint bookrunner.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to this Agreement.

“Businesses” has the meaning specified in Section 6.09.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve (12) months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are substantially comprised of Investments of the character described in the foregoing subdivisions (a) through (d).

“CDOR” has the meaning specified in the definition of Eurocurrency Rate.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.

“CFC HoldCo” means a direct or indirect Subsidiary of a Borrower which has no material assets other than stock (or any other interests treated as an equity interest for U.S. federal income tax purposes) or debt of one or more CFCs or other CFC HoldCos.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more (or in the case of Charles M. Diker, 35% or more) of the Voting Stock of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) there shall occur: (A) a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company to another Person, except to a Person Controlled directly or indirectly by the Company, (B) a merger or consolidation in which the Company is a constituent unless the surviving Person is Controlled after the merger directly or indirectly by the same Persons that Controlled the Company immediately prior to such merger or consolidation, or (C) the adoption of a plan of liquidation or dissolution of the Company other than pursuant to Debtor Relief Laws; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company shall cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director shall be approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of the period; ~~or~~ (iv) the Company fails to own and control 100% of each Designated Borrower; or (v) there shall occur any “change of control” under any agreement (other than this Agreement) governing Indebtedness of the Company or its Subsidiaries having a principal amount in excess of the Threshold Amount.

“Closing Date” means June 28, 2018.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, however, for the avoidance of doubt, (i) the personal property of a CFC or CFC HoldCo shall not serve as collateral or otherwise be required to be pledged for any obligations of a Loan Party that is a U.S. Person and (ii) no more than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any Foreign Subsidiary that is a CFC or any CFC HoldCo that is, in either case, directly or indirectly owned by a Loan Party, shall serve as Collateral.

“Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender, and/or the Delayed Draw Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Competitor” means any Person that is engaged in substantially similar or competing business operations (including providing infection prevention products and services in the healthcare market) as any Loan Party or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent (a) made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Company and its Subsidiaries or (b) constituting a reinvestment of ~~net cash proceeds~~Net Cash Proceeds from any Disposition of non-current assets permitted under this Agreement.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, (d) extraordinary and nonrecurring losses, (e) non-cash stock compensation expenses in accordance with Accounting Standards Codification 718, (f) one-time costs and expenses incurred in connection with Permitted Acquisitions (not to exceed $3,000,000 in the aggregate during any twelve (12) month period) to the extent such costs and expenses are incurred no later than ninety (90) days after the consummation of the applicable Permitted Acquisition, (g) non-cash impairment charges or write-offs or write-downs related to intangible assets, long-lived assets and other non-current assets and (h) charges associated with fair value adjustments relating to contingent earn-out consideration for Permitted Acquisitions minus, to the extent included in calculating Consolidated Net Income, (i) extraordinary and nonrecurring gains and (ii) gains associated with fair value adjustments relating to contingent earn-out consideration for Permitted Acquisitions. Notwithstanding the foregoing, “Consolidated EBITDA” for Harmony and its Subsidiaries (i) for the fiscal quarter ended October 31, 2018 shall be deemed to be $14,776,000, (ii) for the fiscal quarter ended January 31, 2019 shall be deemed to be $13,348,000, (iii) for the fiscal quarter ended April 30, 2019 shall be deemed to be $10,479,000, and (iv) for the fiscal quarter ended July 31, 2019 shall be deemed to be $17,156,000, in each case, as may be adjusted on a Pro Forma Basis in accordance with the terms hereof.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) [reserved]; (c) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations to pay the deferred purchase price of property or services (including non-contingent earn-out obligations but excluding (i) contingent earn-out obligations regardless of treatment under GAAP and (ii) trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another Person; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person; provided that at any time after the definitive agreement for any Material Acquisition has been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such earlier date as such Indebtedness ceases to constitute Acquisition Debt)) any Acquisition Debt (and the proceeds thereof) shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period; provided that at any time after the definitive agreement for any Material Acquisition has been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such earlier date as such Indebtedness ceases to constitute Acquisition Debt)) any interest in respect of Acquisition Debt (and the proceeds thereof) shall not constitute Consolidated Interest Charges.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges (excluding (i) non-cash interest expense relating to any Permitted Convertible Indebtedness, and (ii) amounts paid in connection with any Permitted Bond Hedge Transactions) for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) up to $50,000,000 of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income for that period; provided that the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income to a Loan Party is not at the time permitted by the operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary during such period shall be excluded from such determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Share” has the meaning Specified in Section 4.06.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.21(b).

“Covered Party” has the meaning specified in Section 11.21(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Default Right” has the meaning specified in Section 11.21(b).

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(c).

“Delayed Draw Term Loan Commitment” means, as to each Lender, its obligation to make a portion of the Delayed Draw Term Loan to the Company pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such amounts may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Delayed Draw Term Loan Commitments of all of the Lenders in effect on the First Amendment Effective Date is $400,000,000.

“Delayed Draw Term Loan Commitment Fee” has the meaning specified in Section 2.09(b).

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” means the notice substantially in the form of Exhibit 2.16(a).

“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit 2.16(a).

“Designated Borrower Requirements” has the meaning specified in Section 2.16(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 3.02.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 11.06, (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date or (c) any affiliate of any financial institution, institutional lender or Competitor identified pursuant to clause (a) or clause (b) that, in each case, is obviously (based solely on the similarity of the legal name of such Affiliate to the name of such financial institution, institutional lender or Competitor) an Affiliate of such financial institution, institutional lender or Competitor; provided, that, the foregoing shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation in the Loans or Commitments under this Agreement to the extent that any such Person was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be; provided, further, that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“DQ List” shall have the meaning specified in Section 11.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and 11.06(b)(v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Engagement Letter” means the letter agreement, dated as of July 29, 2019, between the Company and BofA Securities as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Compensation Plan” means an Equity Plan, stock purchase plan or any other equity compensation plan currently maintained by a Loan Party or which may be adopted after the Closing Date.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding anything to the contrary in the foregoing and for the avoidance of doubt, “Equity Interests” shall not include any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions.

“Equity Plan” means the Company’s 2006 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Company or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or receipt of written notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “~~€”~~€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)       for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)       in the case of Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”) or a successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time on the Rate Determination Date, for deposits in the relevant currency with a term equivalent to such Interest Period;

(ii)       in the case of Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)       in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06; and

(b)       for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one month commencing that day;

provided that (i) to the extent a successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent that is generally consistent with the manner in which the Administrative Agent makes such application under its other loan agreements under similar circumstances and (ii) if the Eurocurrency Rate shall be less than ~~zero~~one percent (1.00%), such rate shall be deemed ~~zero~~one percent (1.00%) for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Payment” has the meaning Specified in Section 4.06.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) any IP Rights for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (d) any assets of any Subsidiary that is a CFC or a CFC HoldCo, (e) the Equity Interests of any direct Foreign Subsidiary of any Loan Party, any CFC or any CFC HoldCo to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (f) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) or 8.01(o) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property or create a right of termination in favor of any other party thereto, (g) commercial tort claims with a value less than $1,000,000, (h) Equity Interests in any Person other than wholly owned subsidiaries to the extent not permitted by the terms of such Person’s Organization Documents, (i) such assets as to which the Administrative Agent and the Company shall reasonably agree that the costs of obtaining or perfecting a security interest therein are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (j) cash to secure letter of credit reimbursement obligations to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, hereunder, (k) any “intent to use” trademark applications for which a Statement of Use or Amendment to Allege Use, as applicable, has not been filed and accepted with the United States Patent and Trademark Office but only to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark applications, and (l) Specified Accounts.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in Recital A to this Agreement.

“Exiting Lenders” has the meaning specified in Section 11.10(b).

“Facilities” has the meaning specified in Section 6.09.

“Facility Office” means, with respect to any Lender, the office through which such Lender will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements with respect to the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum ~~equal to the weighted average of the rates on overnight~~calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions ~~with members of the Federal Reserve System, as published~~ by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the ~~Business Day~~ next succeeding ~~such day~~Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that ~~(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall~~if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Provision” means Section 2 of the Engagement Letter.

“First Amendment” means that certain First Amendment, dated as of the First Amendment Effective Date, by and among the Company, the Guarantors, the Lenders identified on the signature pages thereto and Bank of America, in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer.

“First Amendment Effective Date” means September 6, 2019.

“Fixed Amount” has the meaning specified in the definition of Available Amount.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.13 or otherwise, (c) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Treasury Management Agreement, (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty and (iv) all Obligations of the Designated Borrowers, the Company, (d) to the extent required by the Administrative Agent, each Designated Borrower with respect to the Obligations of the other Designated Borrowers and (e) the successors and permitted assigns of the foregoing; provided, that neither any CFC (nor any Subsidiary of a CFC) nor any CFC HoldCo shall be required to serve as a Guarantor (other than to the extent required under clause (d)).

“Guaranty” means the Guaranty made by the Loan Parties in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Harmony” means Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company.

“Harmony Acquisition” means the Acquisition by the Company, directly or indirectly, of all of the outstanding Equity Interests of Harmony pursuant to and in accordance with the Harmony Acquisition Agreement.

“Harmony Acquisition Agreement” means that certain Purchase and Sale Agreement dated as of July 29, 2019 (as may be amended from time to time and together with the schedules, exhibits and attachments thereto), by and among, inter alios, Harmony, Seller and the Company.

“Harmony Acquisition Closing Date” means the date that the Harmony Acquisition is consummated and the funding of the Harmony Facilities occurs.

“Harmony Acquisition Closing Date Refinancing” means all amounts outstanding under that certain credit agreement, dated as of January 25, 2019 (as amended, supplemented or modified prior to the Harmony Acquisition Closing Date), among Harmony, Chips Manufacturing LLC, Dental Holding, LLC, the loan parties thereto, the lender parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, shall have been repaid, all commitments thereunder shall have been terminated and all liens in respect thereof shall have been released or authorized to be released.

“Harmony Acquisition Costs” means (a) the purchase price for the Harmony Acquisition, (b) the Harmony Acquisition Closing Date Refinancing and (c) fees, costs and expenses incurred in connection with the Harmony Acquisition and the financing therefor and the other transactions relating thereto.

“Harmony Facilities” means (a) the Delayed Draw Term Loan and (b) if requested by the Company, Revolving Loans in an amount equal to the lesser of (i) the unutilized portion of the Aggregate Revolving Commitments as of the Harmony Acquisition Closing Date and (ii) up to $315,000,000, which shall be used to finance the Harmony Acquisition and the Harmony Acquisition Costs on the Harmony Acquisition Closing Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (iii) within 30 days after the time it enters into the applicable Swap Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract; provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(ii).

“ICC” has the meaning specified in the definition of UCP.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means a Subsidiary of the Company which, (a) when considered on an individual basis, does not (i) contribute more than 5% to Consolidated EBITDA for the most recently completed four fiscal quarters or (ii) have revenues attributable to such Subsidiary in excess of 5% of the consolidated total revenues of the Company and its Subsidiaries and (b) when taken together with all other Immaterial Subsidiaries, (i) in the aggregate, does not contribute more than 10% of Consolidated EBITDA for the most recently completed four fiscal quarters or (ii) does not have revenues in excess of 10% of the consolidated total revenues of the Company and its Subsidiaries.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.17.

“Incremental Facility Loans” has the meaning specified in Section 2.17.

“Incremental Request” has the meaning specified in Section 2.17.

“Incremental Revolving Commitments” has the meaning specified in Section 2.17.

“Incremental Revolving Loans” has the meaning specified in Section 2.17.

“Incremental Secured Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Company in respect of one or more series of senior secured first lien or junior lien notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any substantially identical notes (having the same guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the SEC) issued in exchange therefor)), senior secured first lien or junior lien loans or secured mezzanine Indebtedness that, in each case, will be secured by all or any portion of the Collateral on a pari passu or junior basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Revolving Commitments and Incremental Term Loans; provided that (a) the aggregate principal amount of all Incremental Secured Indebtedness outstanding at any time shall not exceed the sum of (i) $300,000,000 minus (ii) the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to Section 2.17, (b) the obligations in respect thereof shall not be secured by any Lien on any asset of the Company or any Subsidiary other than any asset constituting Collateral, (c) such Incremental Secured Indebtedness shall be subject to an Acceptable Intercreditor Agreement, (d) all obligors with respect thereto must be Loan Parties, (e) such Incremental Secured Indebtedness shall not mature at any time on or prior to the date that is six (6) months after the latest Maturity Date, (f) such Incremental Secured Indebtedness shall have a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of the Term Loan or the Delayed Draw Term Loan and (g) such Incremental Secured Indebtedness shall have terms and conditions (other than with respect to pricing, fees, rate floors, excess cash flow repayments, and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable to the lenders or holders providing such Incremental Secured Indebtedness, than those applicable to the Obligations (except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time of the issuance or incurrence of such Incremental Secured Indebtedness) or such terms and conditions shall be current market terms for such type of Incremental Secured Indebtedness (as reasonably determined in good faith by the Company).

“Incremental Term Facility” has the meaning specified in Section 2.17.

“Incremental Term Loans” has the meaning specified in Section 2.17.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)       the Swap Termination Value of any Swap Contract;

(d)       all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness;

(g)       all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)       all Guarantees of such Person in respect of any of the foregoing of another Person; and

(i)        all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Notwithstanding anything to the contrary in the foregoing, in no event shall obligations or liabilities under any Permitted Bond Hedge Transactions or any Permitted Warrant Transactions constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3), six (6) or twelve (12) months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Loan Notice; provided that:

(a)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)       no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Subsidiary in accordance with the provisions of Section 7.13 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Judgment Currency” shall have the meaning specified in Section 11.19.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning specified in Section 1.10.

“LCT Test Date” has the meaning specified in Section 1.10.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender. For purposes of clarification, a Person shall cease to be a Lender at such time as such Person is no longer a party to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and any other Alternative Currency for which there is a published LIBOR rate with respect thereto, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Rate” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Amendment” has the meaning specified in Section 3.07.

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) a Permitted Acquisition or other Investment, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) any voluntary or optional payment or prepayment on or redemption, repurchase, conversion or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment, repurchase, redemption, conversion or other acquisition for value as a result of any asset sale, change of control or other required “repurchase” event prior to final stated maturity, of any Indebtedness requiring irrevocable notice in advance thereof.

“Liquidity” means, as of any date of determination, the sum of (a) cash and Cash Equivalents of the Company and its Subsidiaries as of such date that is (i) unrestricted and unencumbered (other than by Liens permitted under Sections 8.01(a), (m), (n) and (q)) and (ii) not held by the Company or such Subsidiary in trust for, or otherwise for the account of, any Person that is not the Company or a Subsidiary plus (b) availability under the Aggregate Revolving Commitments as of such date.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, the Term Loan or the Delayed Draw Term Loan, and shall include as the context requires, any Incremental Facility Loan.

“Loan Documents” means this Agreement, the First Amendment, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, each Incremental Facility Amendment, each Designated Borrower Request and Assumption Agreement, each Acceptable Intercreditor Agreement and the Engagement Letter (but specifically excluding Secured Hedge Agreements and any Secured Treasury Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, the Term Loan or the Delayed Draw Term Loan, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02, which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Mandatory Costs” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed by any Governmental Authority on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office.

“Material Acquisition” has the meaning specified in Section 8.11.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means September 6, 2024; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” shall have the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount equal to 105% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA, other than a Multiemployer Plan.

“Net Cash Proceeds” means the aggregate cash proceeds or Cash Equivalents received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance ~~or~~, Recovery Event or incurrence of Indebtedness, net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, underwriting discounts and sales commissions and other customary costs, fees and expenses incurred in connection with such event), (b) taxes paid or payable as a result thereof (or reasonably estimated to be payable (as determined in good faith by the Company)), the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and any purchase price adjustments associated with such event, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Company) and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance ~~or~~, Recovery Event or incurrence of Indebtedness and (ii) the amount of any reserve that is reserved without a corresponding cash payment.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” has the meaning specified in Section 2.11(a).

“Notice of Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means with respect to the each Loan Party (i) all advances to, and debts, liabilities, obligations, covenants and duties of, such Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (ii) all obligations of such Loan Party or any of its Subsidiaries owing to a Treasury Management Bank or a Hedge Bank in respect of Secured Treasury Management Agreements or Secured Hedge Agreements, in each case identified in clauses (i) and (ii) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against such Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other LCT Transactions” has the meaning specified in Section 1.10.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Other Term Loans” has the meaning specified in Section 2.17.

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (1) any Investment other than the Harmony Acquisition consisting of an Acquisition by the Company or any Subsidiary; provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar or a related line of business as the Company and its Subsidiaries were engaged in on the First Amendment Effective Date (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) subject, in the case of a Limited Condition Transaction, to Section 1.10, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”) after giving effect to such Acquisition on a Pro Forma Basis; provided that, if the aggregate cash and non-cash consideration paid for such Acquisition exceeds $75,000,000, the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating such compliance, (d) subject, in the case of a Limited Condition Transaction, to Section 1.10, no Event of Default shall have occurred and be continuing or would result therefrom, (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (f) the aggregate Acquisition Consideration (i) for all Acquisitions made during the Suspension Period shall not exceed $25,000,000 and (ii) on or after the Suspension Period End Date, for any Acquisition of assets that are owned by Subsidiaries that are not Loan Parties or of Equity Interests in any Persons that upon consummation thereof become Subsidiaries that are not Loan Parties, in each case, upon consummation of such Acquisition, shall not exceed $50,000,000, and (2) the Harmony Acquisition.

“Permitted Bond Hedge Transactions” means any call, or capped call, option (or economically equivalent swap or other derivative transaction) relating to the common stock of the Company (or other securities and/or property of the Company that the applicable Permitted Convertible Indebtedness is convertible or exchangeable into, in accordance with the terms thereof) purchased by the Company in connection with the issuance of any Permitted Convertible Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Company from the sale of any related Permitted Warrant Transactions, does not exceed the net cash proceeds received by the Company from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transactions.

“Permitted Convertible Indebtedness” means, any Indebtedness of the Company that is convertible into, or exchangeable for, common stock in the Company (or other securities and/or property that such Indebtedness is convertible or exchangeable into in accordance with the terms thereof), cash (such amount of cash determined by reference to the price of such common stock, or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Company and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of property to the Company or any Subsidiary; provided, that (i) if the transferor of such property is a Domestic Subsidiary that is a Loan Party then the transferee thereof must be a Domestic Subsidiary that is a Loan Party and (ii) if the transferor of such property is a Foreign Subsidiary that is a Loan Party then the transferee thereof must be a Loan Party; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries (taken as a whole); ~~and~~ (f) the sale or disposition of Cash Equivalents for fair market value; (g) Permitted Warrant Transactions and any Disposition in connection therewith; (h) terminations of Swap Contracts or Permitted Bond Hedge Transactions; and (i) any conversion or exchange related to Permitted Convertible Indebtedness.

“Permitted Warrant Transactions” means any call option, warrant, or right to purchase (or economically equivalent swap or other derivative transaction) relating to the common stock of the Company (or other securities and/or property of the Company that the applicable Permitted Convertible Indebtedness is convertible or exchangeable into, in accordance with the terms thereof) sold or issued by the Company substantially concurrently with any purchase by the Company of related Permitted Bond Hedge Transactions, and the performance by the Company of its obligations thereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, other than a Multiemployer Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” shall mean “plan assets” within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Reorganization” shall have the meaning Specified in Section 11.06(g)(iii).

“Platform” has the meaning specified in Section 7.02.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11 then in effect or any other financial ratio, test or basket (including the calculation of “Consolidated EBITDA”), such transaction (including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

Notwithstanding anything to the contrary in the Loan Documents, (i) calculations made pursuant to this definition of “Pro Forma Basis” may include adjustments to reflect operating expense reductions and other operating improvements or synergies or cost savings reasonably expected to result from any Acquisition, Investment or Disposition, which adjustments are reasonably anticipated by the Company to be realizable in connection with such relevant transaction (or any similar transaction or transactions made in compliance with the Loan Documents or that require a waiver or consent of the Required Lenders) and are estimated on a good faith basis by the Company; provided that any such adjustments under this clause shall be as set forth in a certificate of a Responsible Officer of the Company delivered to the Administrative Agent, to reflect operating expense reductions and other operating improvements or synergies or cost savings reasonably expected to result within eighteen (18) months of the date the applicable transaction is consummated and setting forth information and calculations supporting them in reasonable detail, and provided, further, that the aggregate amount of operating expense reductions and other operating improvements or synergies or cost savings for any applicable period shall not exceed 20% of Consolidated EBITDA for such period (determined prior to giving effect to any such adjustments); provided that the amount of any adjustment shall be net of the amount of the actual benefits received during such period from the applicable Acquisition, Investment or Disposition and (ii) (A) during the period from the Second Amendment Effective Date through the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending July 31, 2020, all calculations for purposes of determining pro forma compliance with the financial covenants set forth in Section 8.11 after giving effect to any transaction on a Pro Forma Basis shall be deemed to be calculations of pro forma compliance with the financial covenant set forth in Section 8.11(c) for the fiscal quarter of the Company ending July 31, 2020 (and not, for the avoidance of doubt, the financial covenants set forth in Sections 8.11(a), 8.11(b) and 8.11(d) during the Suspension Period) and (B) during the period from August 1, 2021 through the third Business Day following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending October 31, 2021, all calculations for purposes of determining pro forma compliance with the financial covenants set forth in Section 8.11 after giving effect to any transaction on a Pro Forma Basis shall be deemed to be calculations of pro forma compliance with the financial covenants set forth in Sections 8.11(a) and 8.11(b) for the fiscal quarter of the Company ending October 31, 2021 (and not, for the avoidance of doubt, the financial covenants set forth in Sections 8.11(c) and 8.11(d) during the Suspension Period).

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”) recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or 7.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.02.

“QFC” has the meaning specified in Section 11.21.

“QFC Credit Support” has the meaning specified in Section 11.21.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” has the meaning Specified in Section 4.06.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Indemnified Parties” has the meaning specified in Section 11.04(b).

“Removal Effective Date” has the meaning specified in Section 10.06.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 10.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary of a Loan Party or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person~~, or~~; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment (other than, in each case, with respect to any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions); (c) any payment in cash to holders upon conversion or exchange of any Permitted Convertible Indebtedness in excess of the original principal (or notional) amount thereof, and interest thereon, made at the option of the Company instead of the delivery of Equity Interests or other securities or property deliverable thereunder; and (d) any cash payment made in connection with the settlement of a Permitted Warrant Transaction solely to the extent that the Company has the option of satisfying such payment obligation through the issuance of shares of common stock.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.17, as applicable as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitments shall include any Incremental Revolving Commitment.

“Revolving Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Loan” has the meaning specified in Section 2.01(a) and includes any Incremental Revolving Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means May 11, 2020.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank with respect to such Swap Contract. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Treasury Management Bank with respect to such Treasury Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Treasury Management Agreements shall be subject to the last paragraph of Section 9.03 and Section 10.11.

“Security Agreement” means the fourth amended and restated security and pledge agreement, dated as of the Closing Date (as amended from time to time (including on the First Amendment Effective Date by the First Amendment)), executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Loan Parties.

“Seller” means Dental Holding, LLC, a Delaware limited liability company.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Accounts” means trust accounts, payroll accounts and escrow accounts of the Loan Parties.

“Specified Event of Default” means an Event of Default pursuant to Section 9.01(a), Section 9.01(f) or Section 9.01(g).

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Purchase and Sale Agreement Representations” means such of the representations and warranties made by Harmony and the Seller in the Harmony Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company has the right to terminate its obligations under the Harmony Acquisition Agreement or decline to consummate the Harmony Acquisition, as a result of the failure of such representation or warranty to be accurate.

“Specified Representations” means the representations and warranties (in each case, as applicable to the Company and each Guarantor), made in Section 6.01(a); Section 6.01(b)(ii) (as to requisite power and authority to execute, deliver and perform its obligations under the applicable Loan Documents); Section 6.02 (solely as to (i) due authorization, execution and delivery of the applicable Loan Documents and (ii) no conflict with Organization Documents and applicable Laws the violation or breach of such Laws would reasonably be expected to have a Material Adverse Effect, in each case in this clause (ii), resulting from entry into the applicable Loan Documents, the Borrowings under the Harmony Facilities and the granting of Liens in the Collateral to secure the Obligations (solely as and to the extent required in Section 5.03(d) on the Harmony Acquisition Closing Date)); Section 6.04 (as to the enforceability of the applicable Loan Documents); Section 6.14(a); Section 6.14(b); Section 6.18 (as determined on the Harmony Acquisition Closing Date after giving effect to the consummation of the Harmony Acquisition, the Borrowings under the Harmony Facilities, the payment of the Harmony Acquisition Costs and all transactions in connection therewith or related thereto); subject to the second to last paragraph in Section 5.03, Section 6.19 (but only with respect to creation, validity and perfection); Section 6.22 (solely as to the use of proceeds of the Harmony Facilities); and Section 6.23 (solely as to the use of proceeds of the Harmony Facilities).

“Spot Rate” for a currency means the rate determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “~~£”~~£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supported QFC” has the meaning specified in Section 11.21.

“Suspension Period” means the period commencing on the Second Amendment Effective Date and ending on the Suspension Period End Date.

“Suspension Period End Date” means October 31, 2021.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, for the avoidance of doubt, the term “Swap Contract” shall not include any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b) and includes any Incremental Term Loan.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower on the Closing Date pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01 (as in effect on the Closing Date). The aggregate principal amount of the Term Loan outstanding on the First Amendment Effective Date is $190,000,000.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of Company then most recently ended (taken as one accounting period).

“Threshold Amount” means $30,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trade Date” shall have the meaning specified in Section 11.06(g)(i).

“Treasury Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Treasury Management Agreement or (c) within 30 days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York except as such term may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of unrestricted domestic cash and Cash Equivalents of the Company and its Domestic Subsidiaries to the extent (a) not appearing (or required to appear) as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP and (b) not subject to a Lien other than a Lien in favor of the Administrative Agent.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Variable Amount” has the meaning specified in the definition of Available Amount.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party (or any of the Responsible Officers of such Loan Party) has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party (or any of the Responsible Officers of such Loan Party), if it had exercised reasonable and customary diligence, would have known or been aware of such fact or circumstance.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03       Accounting Terms.

(a)       Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. Notwithstanding anything contained herein to the contrary, with respect to determining the permissibility of the incurrence of any Indebtedness for borrowed money (including, for the avoidance of doubt, any incremental facility established pursuant to Section 2.17) and the calculation of the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the proceeds thereof shall not be counted as Unrestricted Cash for the purposes of clause (a)(ii) of the definition of Consolidated Leverage Ratio.

(b)       Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For purposes of calculations made pursuant to the terms of this Agreement and determinations regarding whether a lease constitutes Attributable Indebtedness, GAAP will be deemed to treat operating leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c)       Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) or any other financial ratio, test or basket (including the calculation of “Consolidated EBITDA”) shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (ii) any Disposition of a line of business or a division of a Loan Party or a Subsidiary, or (iii) any Acquisition, in each case, occurring during the applicable period.

(d)       Discontinued Operations. Notwithstanding anything to the contrary in the Loan Documents or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and Consolidated Net Income and Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such Disposition shall have been consummated (provided that until such Disposition shall have been consummated, notwithstanding anything to the contrary in the Loan Documents, the anticipated proceeds of such Disposition (and use thereof, including any repayment of indebtedness therewith) shall not be included in any calculation hereunder).

(e)       FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the foregoing, for purposes of determining: (1) compliance with any covenant contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded; and (2) any applicable calculations set forth in this Agreement, the principal amount of Permitted Convertible Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

1.04       Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Exchange Rates; Currency Equivalents.

(a)       The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)       Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)       The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any ~~comparable or successor rate thereto~~rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.06       Additional Alternative Currencies.

(a)       The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be a LIBOR Quoted Currency to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)       Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each affected Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)       Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Eurocurrency Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a LIBOR Quoted Currency or a Non-LIBOR Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07       Change of Currency.

(a)       Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)       Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)       Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08       Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09       Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10       Limited Condition Transactions.

Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement or any other Loan Document require (i) compliance with any financial ratio or test (including any Consolidated Interest Coverage Ratio test or any Consolidated Leverage Ratio test), (ii) a determination as to whether the representations and warranties contained in Article VI or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), (iii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iv) a determination of the amount of the Available Amount or amount or the availability of any other basket based on Consolidated EBITDA or (v) compliance with any other obligation hereunder or in any other Loan Document, in each case, in connection with a Limited Condition Transaction or the other transactions to be entered into in connection and consummated substantially concurrently therewith and as part thereof (including the incurrence of any Indebtedness and the use of proceeds thereof and any other transaction related thereto) (the “Other LCT Transactions”), the relevant date of determination of whether such obligation in clauses (i) through (v) above is satisfied may be made, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), at the time of the execution of the definitive agreement with respect to such Limited Condition Transaction (the “LCT Test Date”), and if, after giving effect to such Limited Condition Transaction and the Other LCT Transactions on a Pro Forma Basis as if such Limited Condition Transaction and Other LCT Transactions occurred at the beginning of the most recent Test Period prior to the LCT Test Date for which the Company has delivered financial statements pursuant to Sections 7.01(a) and 7.01(b), the Company or its Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such financial ratio or test, basket, representation and warranty, Default or Event of Default test or other obligation, such financial ratio or test, basket, representation and warranty, Default or Event of Default test or other obligation shall be deemed to have been complied with; provided that notwithstanding the foregoing, (A) the absence of any Specified Event of Default shall be a condition to the consummation of any such Limited Condition Transaction and the Other LCT Transactions and (B) if the proceeds of an Incremental Term Loan are to be used to finance a Limited Condition Transaction, then such financing may be subject to customary “SunGard” or “certain funds” conditionality and the representations and warranties required shall be limited to customary “specified representations” and such other representations and warranties as may be required by the applicable Lenders providing such Incremental Term Loan. For the avoidance of doubt, if the Company has made an LCT Election, (x) if any of such ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in such ratios, tests or baskets (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, tests or baskets will not be deemed to have been exceeded (or otherwise not complied with) as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken; however, if any ratios or tests improve or baskets increase as a result of such fluctuations, such improved ratios, tests or baskets may be utilized by the Company and its Subsidiaries and (y) such ratios, tests, baskets and other provisions shall not be tested at the time of the consummation of such Limited Condition Transaction. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability (other than with respect to compliance with Section 8.06, the financial covenants in Section 8.11 (solely with respect to that Section of this Agreement) and the determination of the Consolidated Leverage Ratio for purposes of determining the Applicable Rate) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Transaction and Other LCT Transactions have been consummated; provided that the Company shall demonstrate compliance with Section 8.06 (but not, for the avoidance of doubt, the financial covenants in Section 8.11 and the determination of the Consolidated Leverage Ratio for purposes of determining the Applicable Rate) both (i) without giving effect to such Limited Condition Transaction and Other LCT Transactions and (ii) on a Pro Forma Basis assuming such Limited Condition Transaction and Other LCT Transactions have been consummated.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       Revolving Loans, Term Loan and Delayed Draw Term Loan.

(a)       Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(b)       Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(c)       Delayed Draw Term Loan. Subject to the terms and conditions set forth herein, each Lender with a Delayed Draw Term Loan Commitment severally agrees to make its portion of a term loan (the “Delayed Draw Term Loan”) to the Company in Dollars in a single advance during the Availability Period in an amount not to exceed such Lender’s Delayed Draw Term Loan Commitment. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed. The Delayed Draw Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

2.02       Borrowings, Conversions and Continuations of Loans.

(a)       Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that (x) any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice and (y) each Loan Notice in respect of the Harmony Facilities may be conditioned upon the consummation of the Harmony Acquisition. Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if in an Alternative Currency, in units thereof in amounts that are approximately the Dollar Equivalents of $500,000 and whole multiples of $100,000). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)       Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in (x) Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01) or (y) Section 5.03, as applicable, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans denominated in Dollars is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to such Borrower as provided above.

(c)       Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)       The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)       After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to the Loans.

(f)       This Section 2.02 shall not apply to Swing Line Loans.

2.03       Letters of Credit.

(a)       The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)       The L/C Issuer shall not issue any Letter of Credit if:

(A)       subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders) holding a majority of the Revolving Commitments have approved such expiry date; or

(B)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to borrowers generally;

(C)       except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)       except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)       the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F)       such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)       any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)       The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)       The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)       The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)       Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)       Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied or waived, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)       If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)       Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, such Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated deposits in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)       Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)       Repayment of Participations.

(i)       At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)       If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of such Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice such Borrower;

(v)       honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)       any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)       any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)       any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

Notwithstanding anything in this Section 2.03(e) to the contrary, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.

(f)       Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)       Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)       Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the written request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Provision, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the applicable Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Provision, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)       Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)       Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04       Swing Line Loans.

(a)       Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (ii) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by making such Swing Line Loan may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)       Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.

(c)       Refinancing of Swing Line Loans.

(i)       The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)       Repayment of Participations.

(i)       At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)       If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)       Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05       Prepayments.

(a)       Voluntary Prepayments of Loans.

(i)       Revolving Loans, Term Loan and Delayed Draw Term Loan. Any Borrower may, upon delivery of a Notice of Prepayment from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans (other than Swing Line Loans) in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan, the Delayed Draw Term Loan or any Other Term Loan shall be applied as between the Term Loan, the Delayed Draw Term Loan and any Other Term Loan as directed by the Company and to the remaining principal amortization payments in respect of the Term Loan, the Delayed Draw Term Loan or any Other Term Loan, as applicable, as directed by the Company, or in the absence of such direction, in direct order of maturity thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a Notice of Prepayment may state that such notice is conditioned upon the effectiveness of other transactions (including the effectiveness of other credit facilities, indentures or similar agreements), in which case such Notice of Prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not, or is not expected by the Company to be, satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. For clarity, voluntary payments made by a Borrower for administrative convenience within the ten (10) day period prior to the date on which a scheduled payment of Loans is required to be made under this Agreement shall not be treated as a voluntary prepayment of the Loans for purposes of this Agreement; provided that such Borrower shall notify the Administrative Agent in writing of such intent at least one Business Day prior to making such prepayment.

(ii)       Swing Line Loans. The Company may, upon delivery of a Notice of Loan Prepayment to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)       Mandatory Prepayments of Loans.

(i)       If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)       If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iii)       The Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Recovery Events to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrowers and their Subsidiaries within 180 days of the date of such Disposition or Recovery Event (it being understood that such prepayment shall be due immediately upon the expiration of such 180 day period); provided that, during the Suspension Period for Dispositions exceeding $5,000,000 in the aggregate during the Suspension Period, such reinvestment rights shall not be permitted and such prepayment shall be due immediately upon receipt of such Net Cash Proceeds. Notwithstanding the foregoing, the Borrower may use a portion of any Net Cash Proceeds in respect of any Disposition or Recovery Event that would otherwise be required pursuant to this Section 2.05(b)(iii) to be applied to prepay the Loans to prepay, repurchase or redeem any Incremental Secured Indebtedness that is secured by the Collateral on a pari passu basis with the Loans but only to the extent such Incremental Secured Indebtedness pursuant to the terms thereof is required to be (or is required to be offered to the holders thereof to be) prepaid, repurchased or redeemed as a result of such Disposition or Recovery Event (with the amount of the prepayment of the Loans that would otherwise have been required pursuant to this Section 2.05(b)(iii) being reduced accordingly), provided that (i) such portion shall not exceed the product of (A) the amount of such Net Cash Proceeds multiplied by (B) a fraction of which the numerator is the outstanding aggregate principal amount of such Incremental Secured Indebtedness and the denominator is the sum of the outstanding aggregate principal amount of such Incremental Secured Indebtedness and all Loans, in each case at the time of occurrence of such Disposition or Recovery Event, and (ii) in the event the holders of such Incremental Secured Indebtedness shall have declined such prepayment, repurchase or redemption, the declined amount shall promptly (and in any event within 10 Business Days after the date of rejection) be applied to prepay the Loans.

(iv)       Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v)       Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Incremental Facility Loans (during the Suspension Period) or any Incremental Secured Indebtedness (at any time), the Borrowers shall prepay the Loans as hereafter provided in an aggregate amount equal to 50% of such Net Cash Proceeds.

(vi)       Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Indebtedness incurred pursuant to Section 8.03(l)(ii) in excess of $100,000,000, the Borrowers shall prepay the Loans as hereafter provided in an aggregate amount equal to 50% of the amount of such Net Cash Proceeds in excess of $100,000,000.

(vii)       ~~(v)~~ Application of Mandatory Prepayments.

(A)       All amounts required to be paid pursuant to this Section 2.05(b)(i) and (b)(ii) shall be applied first, to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations.

(B)       All amounts required to be paid pursuant to ~~this~~ Section 2.05(b)(iii) (from and after the Suspension Period End Date) and (b)(iv) shall be applied first, ratably to the prepayment of the Term Loan, the Delayed Draw Term Loan and any Other Term Loan (with such amounts to be applied to the remaining principal amortization payments of the Term Loan, the Delayed Draw Term Loan and any Other Term Loan, as applicable, as directed by the Company (or in the absence of such direction in direct order of maturity thereof), second, to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations (without a corresponding reduction in the Aggregate Revolving Commitments in the cases of clauses second through fourth).

(C)       Prior to the Suspension Period End Date, all amounts required to be paid pursuant to Section 2.05(b)(iii) shall be applied (i) to the extent such Net Cash Proceeds do not exceed $100,000,000 in the aggregate during the Suspension Period, either (1) ratably to the prepayment of the Term Loan and the Delayed Draw Term Loan (with such amounts to be applied to the remaining principal amortization payments of the Term Loan and the Delayed Draw Term Loan, as applicable, as directed by the Company (or in the absence of such direction in direct order of maturity thereof)) or (2) to the outstanding Revolving Loans, as directed by the Company (or, in the absence of such direction, pursuant to the foregoing clause (1)), and (ii) to the extent such Net Cash Proceeds exceed $100,000,000 in the aggregate during the Suspension Period, the amount of such excess ratably to the prepayment of the Term Loan and the Delayed Draw Term Loan (with such amounts to be applied to the remaining principal amortization payments of the Term Loan and the Delayed Draw Term Loan, as applicable, in direct order of maturity).

(D)       All amounts required to be paid pursuant to Sections 2.05(b)(v) and (b)(vi) shall be applied ratably to the prepayment of the Term Loan and the Delayed Draw Term Loan (with such amounts to be applied to the remaining principal amortization payments of the Term Loan and the Delayed Draw Term Loan, as applicable, as directed by the Company (or in the absence of such direction in direct order of maturity thereof)).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06       Termination or Reduction of Commitments.

(a)       Revolving Commitments. The Company may, upon notice to the Administrative Agent, permanently reduce the Aggregate Revolving Commitments to any amount not less than the Total Revolving Outstandings, or from time to time terminate the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other transactions (including the effectiveness of other credit facilities, indentures or similar agreements), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not, or is not expected by the Company to be, satisfied.

(b)       Delayed Draw Term Loan Commitments. The Company may, at any time prior to the Borrowing of the Delayed Draw Term Loan pursuant to Section 2.01(c) and upon notice to the Administrative Agent, permanently reduce or terminate the Delayed Draw Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not expected to be satisfied or is not satisfied. The Delayed Draw Term Loan Commitments will automatically be reduced to $0 upon the Borrowing of the Delayed Draw Term Loan pursuant to Section 2.01(c).

(c)       Notice. The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Aggregate Revolving Commitments or the Delayed Draw Term Loan Commitments under this Section 2.06. Any reduction of the Aggregate Revolving Commitments or Delayed Draw Term Loan Commitments, as applicable, shall be applied to the Revolving Commitment or Delayed Draw Term Loan Commitments, as applicable, of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. All fees in respect of the Delayed Draw Term Loan Commitments accrued until the effective date of any termination of the Delayed Draw Term Loan Commitments shall be paid on the effective date of such termination.

2.07       Repayment of Loans.

(a)       Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)       Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)       Term Loan. Commencing September 30, 2019, the Company shall repay the outstanding principal amount of the Term Loan in equal quarterly installments of $2,375,000 at the end of each March, June, September and December, with the remainder due on the Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05, unless accelerated sooner pursuant to Section 9.02); provided, however, that (i) if any principal repayment installment to be made by the Company (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (ii) if any principal repayment installment to be made by the Company on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(d)       Delayed Draw Term Loan. Commencing on the last day of the first full fiscal quarter following the Harmony Acquisition Closing Date, the Company shall repay the outstanding principal amount of the Delayed Draw Term Loan in equal quarterly installments of $5,000,000 at the end of each March, June, September and December, with the remainder due on the Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05, unless accelerated sooner pursuant to Section 9.02); provided, however, that (i) if any principal repayment installment to be made by the Company (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (ii) if any principal repayment installment to be made by the Company on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.08       Interest.

(a)       Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)       If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)       Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)       Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09       Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)       Revolving Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Revolving Commitment Fee”) in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Revolving Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Revolving Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)       Delayed Draw Term Loan Commitment Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) in an amount equal to the product of (i) 0.40% per annum times (ii) the actual daily amount of the aggregate Delayed Draw Term Loan Commitments, subject to adjustment as provided in Section 2.15. The Delayed Draw Term Loan Commitment Fee shall accrue at all times commencing October 27, 2019 through the end of the Availability Period, including at any time during which one or more of the conditions in Section 4.03 is not met, and shall be due and payable in arrears and on the earlier of (x) the Harmony Acquisition Closing Date and (y) the last day of the Availability Period.

(c)       Other Fees.

(i)       The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Provision. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)       The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)       All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)       If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or any other similar Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11       Evidence of Debt.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)       General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)       (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)       Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)       Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)       Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)       Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13       Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)       if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14       Cash Collateral.

(a)       Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the applicable Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c) or (iv) there shall exist a Defaulting Lender, then the applicable Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the applicable Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)       Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 8.01(m)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)       Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15       Defaulting Lenders.

(a)       Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)       No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)       Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)       With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(b)       Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the sum of the Outstanding Amount of any Non-Defaulting Lender’s Revolving Loans plus such Non-Defaulting Lender’s participation in L/C Obligations and Swing Line Loans to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)       Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)       Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16       Designated Borrowers.

(a)       Designated Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any wholly-owned Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.16(a) (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree to such Applicant Borrower becoming a Designated Borrower and (ii) the Administrative Agent and such Lenders shall have received (x) all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act and a Beneficial Ownership Certification in relation to such Borrower and (y) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Lender so requires (the requirements in clauses (i) and (ii) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.16(b) (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b)       Obligations. The Obligations of the Designated Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any such Designated Borrower or (ii) is not permitted by any Law applicable to such Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each of the obligations of each Designated Borrower with respect to Credit Extensions made to it, and each such Designated Borrower’s obligations arising as a result of the joint and several liability (if any) of such Designated Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Designated Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Designated Borrower. Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Designated Borrower Request and Assumption Agreement), unless required by the Administrative Agent, (A) no Designated Borrower shall be obligated with respect to any Obligations of the Company or of any Domestic Subsidiary, (B) the Obligations owed by a Designated Borrower shall be several and not joint with the Obligations of the Company or any Domestic Subsidiary and (C) no Designated Borrower shall be obligated as a Guarantor under the Guaranty with respect to the Obligations of the Company or any Domestic Subsidiary.

(c)       Appointment. Each Subsidiary of the Company that is or becomes a Designated Borrower pursuant to this Section 2.16 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Designated Borrower.

(d)       Termination of Status. The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans or L/C Obligations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Credit Extensions made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.17       Incremental Facility Loans.

Subject to the terms and conditions set forth herein, the Borrowers shall have the right, from time to time and upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (an “Incremental Request”), to request to incur additional term loans under a then existing tranche and/or add one or more additional tranches of term loans (“Other Term Loans” and, together with any additional term loans under a then existing tranche incurred pursuant to this Section 2.17, the “Incremental Term Loans”; and any credit facility for providing for any Incremental Term Loans being referred to as an “Incremental Term Facility”) and/or increase the Aggregate Revolving Commitments (the “Incremental Revolving Commitments”; and revolving loans made thereunder the “Incremental Revolving Loans”; the Incremental Revolving Loans, together with the Incremental Term Loans are referred to herein as the “Incremental Facility Loans”) subject, however, in any such case, to satisfaction of the following conditions precedent:

(a)       the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to this Section 2.17 shall not exceed the sum of (i) the greater of (x) $300,000,000 or (y) an amount equal to two (2) times the Consolidated EBITDA of the Company and its Subsidiaries calculated on a Pro Forma Basis for the most recently ended Test Period plus (ii) the aggregate principal amount of voluntary prepayments of the Term Loans and Revolving Loans (to the extent such prepayment of Revolving Loans is accompanied by a permanent reduction of the applicable Aggregate Revolving Commitments), in each case, made prior to such date, except to the extent such prepayments were funded with the proceeds of long-term Indebtedness minus (iii) the aggregate principal amount of all Incremental Secured Indebtedness incurred pursuant to Section 8.03(l)(i);

(b)       subject, with respect to any Incremental Term Loan the proceeds of which will be used to finance any Limited Condition Transaction, to Section 1.10, on the date on which any Incremental Facility Amendment is to become effective, both immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility Loans (assuming that the full amount of the Incremental Facility Loans shall have been funded on such date) and any related transactions, no Default shall have occurred and be continuing (it being understood that, if the proceeds of any Incremental Term Loans are to be used, in whole or in part, to finance a Limited Condition Transaction, this clause (b) shall not apply except that no Specified Event of Default shall have occurred and be continuing or would result from the incurrence of such Incremental Term Loan);

(c)       subject, with respect to any Incremental Term Loan the proceeds of which will be used to finance any Limited Condition Transaction, to Section 1.10, after giving effect to the incurrence of such Incremental Facility Loans (assuming the full amount of the Incremental Facility Loans have been funded) and any related transactions, on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11~~(a~~ then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”);

(d)       subject, with respect to any Incremental Term Loan the proceeds of which will be used to finance any Limited Condition Transaction, to Section 1.10, the representations and warranties set forth in Article VI shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) on and as of the date on which such Incremental Facility Amendment is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) as of such earlier date;

(e)       such Incremental Facility Loans shall be in a minimum amount of $50,000,000 and in integral multiples of $10,000,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent);

(f)       any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the existing Revolving Commitments, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing revolving credit facility set forth in Section 2.01(a);

(g)       any Incremental Term Loans that constitute additional term loans under a then existing tranche of term loans shall be made on the same terms and provisions (other than upfront fees) as apply to such outstanding term loans, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from such term loans;

(h)       in the case of any Other Term Loans, such Other Term Loans shall: (A) rank pari passu in right of payment priority with the existing term loans, (B) share ratably in rights in the Collateral and the Guaranty, (C) have a maturity date that is no earlier than the Maturity Date for the Term Loan or the Delayed Draw Term Loan, (D) have a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of the Term Loan or the Delayed Draw Term Loan (it being understood that, subject to the foregoing, the amortization schedule applicable to such Incremental Term Loans shall be determined by the Borrower(s) and the Lenders of such Other Term Loans) and (E) otherwise be on terms (other than as to pricing, which shall be as agreed between the Company and the applicable Lenders providing such Other Term Loans) reasonably satisfactory to the Administrative Agent; provided that, such terms and documentation relating to such Other Term Loans shall be on terms not materially more onerous, taken as a whole, to the Borrowers than the existing Term Loan and the Delayed Draw Term Loan (except to the extent permitted above with respect to the maturity date, amortization and interest rate and other than terms which are applicable only after the Maturity Date of the Term Loan and the Delayed Draw Term Loan);

(i)       the Administrative Agent shall have received additional commitments in a corresponding amount of such requested Incremental Facility Loans from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional commitment); and

(j)       the Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility Loans and the validity of such Incremental Facility Loans, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

Each Incremental Term Facility and any Incremental Revolving Commitments shall be evidenced by an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.17 (and subject to the limitations set forth in the immediately preceding paragraph), executed by the Loan Parties, the Administrative Agent and each Lender providing a portion of the Incremental Term Facility and/or Incremental Revolving Commitments, as applicable; which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Facility Amendment shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate to effect the modifications and credit extensions permitted by this Section 2.17. Neither any Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Term Loans and/or Incremental Revolving Commitments, as applicable, and the Administrative Agent, in order to be effective. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions as requested by the Lenders under the Incremental Facility Loans established in connection therewith.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)       Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)       If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required by applicable Laws based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)       If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)       Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)       Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)       Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). For the avoidance of doubt, each Lender and the L/C Issuer shall indemnify the Loan Parties for any amounts paid by the Loan Parties to the Administrative Agent under Section 3.01(c)(i) as a result of Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) or Excluded Taxes attributable to such Lender or the L/C Issuer.

(d)       Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)       Status of Lenders; Tax Documentation.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed originals of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)       Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)       Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02       Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Each Lender at its option may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 11.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower, then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

3.03       Inability to Determine Rates.

(a)       If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount specified therein.

(b)       Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Company that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04       Increased Costs.

(a)       Increased Costs Generally. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or the L/C Issuer;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or will cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or will cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent demonstrable error. The Company shall pay (or shall cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)       Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(e)       Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 30 days from receipt of such notice.

(f)       Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05       Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall (or shall cause the applicable Designated Borrower to) promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)       any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)       any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;

(c)       any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)       any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.

3.07       Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 10.01 hereof), if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination shall likewise be conclusive and binding upon all parties hereto absent manifest error), that:

(a)       adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency for any requested Interest Period because the LIBOR Screen Rate for the applicable currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)       the administrator of the LIBOR Screen Rate for the applicable currency or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR for the applicable currency or the LIBOR Screen Rate for the applicable currency shall no longer be made available, or used for determining the interest rate of loans denominated in the applicable currency; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(c)       syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR for the applicable currency with (x) in the case of Dollars, one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment (a “LIBOR Successor Amendment”), shall become effective at 5:00 p.m. New York City time on the fifth Business Day after the Administrative Agent shall have posted such proposed LIBOR Successor Amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of a LIBOR Successor Amendment with a rate described in clause (x), object to the Adjustment; or (B) in the case of LIBOR Successor Amendment with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) if the applicable currency is Dollars, then the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in the applicable currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than ~~zero~~one percent (1.00%) for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.08       Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01       The Guaranty.

Subject to the following paragraph of this Section 4.01, each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. Subject to Section 4.03, each of the Guarantor’s obligations hereunder shall remain in full force and effect until such time as (a) this Agreement is terminated, (b) the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been fully and completely performed and indefeasibly satisfied, and (c) the Commitments have been terminated.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02       Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Loan Party for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)       at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)       the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)       any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)       any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03       Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04       Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05       Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06       Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated. For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against any Borrower in respect of any payment of Obligations.

4.07       Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08       Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01       Conditions of Initial Credit Extension.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)       Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)       Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)       No Material Adverse Change. There shall not have occurred a material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, since July 31, 2017.

(d)       Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)       copies of the Organization Documents of each Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date; provided, however, that any Organization Documents filed on or after August 1, 2011 shall be certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable;

(ii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)       such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(e)       Personal Property Collateral. Receipt by the Administrative Agent of the following:

(i)       UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(ii)       all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person); and

(iii)       duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties.

(f)       Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(g)       Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.01(c), 5.02(a) and (b) have been satisfied.

(h)       KYC Information. Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(i)       Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(j)       Attorney Costs. The Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02       Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than any request for a Credit Extension pursuant to any Harmony Facility) is subject to the following conditions precedent:

(a)       Subject, with respect to any Incremental Term Loan the proceeds of which will be used to finance any Limited Condition Transaction, to Section 1.10, the representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) as of such earlier date.

(b)       Subject, with respect to any Incremental Term Loan the proceeds of which will be used to finance any Limited Condition Transaction, to Section 1.10, no Event of Default and no Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)       The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)       If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)       In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03       Conditions to Harmony Facilities.

Notwithstanding any provision herein to the contrary, the obligation of each Lender to honor any Request for Credit Extension for the Harmony Facilities is only subject to the following conditions precedent:

(a)       Loan Documents. Receipt by the Administrative Agent of executed counterparts of a Joinder Agreement properly executed by a Responsible Officer of Harmony and each of its Subsidiaries required to become a Loan Party hereunder.

(b)       Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Harmony Acquisition Closing Date.

(c)       Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following with respect to Harmony and each of its Subsidiaries required to become a Loan Party hereunder, in form and substance reasonably satisfactory to the Administrative Agent:

(i)       copies of the Organization Documents of each such Loan Party certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Harmony Acquisition Closing Date;

(ii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each such Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)       such documents and certifications as the Administrative Agent may reasonably require to evidence that each such Loan Party is duly organized or formed, and is validly existing, in good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) and qualified to engage in business in its state of organization or formation.

(d)       Personal Property Collateral. Subject to the second to last paragraph of this Section 5.03, receipt by the Administrative Agent of the following:

(i)       UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(ii)       all certificates evidencing any certificated Equity Interests of Harmony and its Subsidiaries required to be pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person); and

(iii)       duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of Harmony and its Subsidiaries that are required to become Loan Parties.

(e)       Harmony Acquisition.

(i)       The Company shall not have waived, amended, or provided any consent with respect to, any term or condition of the Harmony Acquisition Agreement, in a manner that materially and adversely affects the interests of the Lenders in their capacities as such without the prior written consent of BofA Securities (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (1) any change in the Closing Cash Consideration (as defined in the Harmony Acquisition Agreement (as in effect on the First Amendment Effective Date)) that is not in excess of 10% shall be deemed not to be adverse to the interests of the Lenders and (2) any modifications to any of the “Xerox provisions” shall be deemed to be adverse to the interests of the Lenders).

(ii)       The Harmony Acquisition shall have been consummated in accordance with the Harmony Acquisition Agreement or will be consummated substantially concurrently with the Borrowing of the Harmony Facilities.

(f)       Harmony Acquisition Closing Date Refinancing. Substantially concurrently with or prior to the Borrowing of the Harmony Facilities, the Harmony Acquisition Closing Date Refinancing shall be consummated.

(g)       Representations.

(i)       the Specified Representations shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) as of the Harmony Acquisition Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, shall be true and correct) as of such earlier date; and

(ii)       the Specified Purchase and Sale Agreement Representations shall be true and correct.

(h)       Specified Event of Default. There shall not exist any Specified Event of Default.

(i)       Company Material Adverse Effect. Since July 29, 2019, there shall not have been any Company Material Adverse Effect (as defined in the Harmony Acquisition Agreement (as in effect on July 29, 2019)).

(j)       No Additional Indebtedness. As of the Harmony Acquisition Closing Date (after giving effect to the consummation of the Harmony Acquisition, the Borrowings under the Harmony Facilities, the payment of the Harmony Acquisition Costs and all transactions in connection therewith or related thereto and all incurrences and repayments of Indebtedness to occur prior to or substantially concurrently with the occurrence of the Harmony Acquisition Closing Date), the Company and its Subsidiaries (including Harmony and its Subsidiaries) shall have no third-party Indebtedness for borrowed money outstanding, other than (i) extensions of credit under this Agreement; (ii) other Indebtedness of Harmony outstanding as of July 29 2019 and listed on the disclosure schedules to the Harmony Acquisition Agreement (as in effect on July 29, 2019); (iii) accounts receivable financings and short-term financings of the Company and its Subsidiaries (excluding Harmony and its Subsidiaries) existing as of July 29, 2019, or incurred thereafter in the ordinary course of business; (iv) other Indebtedness of the Company and its Subsidiaries (excluding Harmony and its Subsidiaries) outstanding as of July 29, 2019 and disclosed in the financial statements of the Company delivered to BofA Securities on or prior to July 29, 2019 pursuant to Section 7.01(a) or 7.01(b) of this Agreement (prior to giving effect to the First Amendment); (v) Indebtedness of Harmony not prohibited from being incurred or outstanding on or prior to the Harmony Acquisition Closing Date pursuant to the Harmony Acquisition Agreement (as in effect on July 29, 2019); (vi) other Indebtedness as agreed to by BofA Securities; and (vii) replacements, extensions and renewals of any Indebtedness for borrowed money described in clauses (i) through (vi) above, without any material increase of the principal amount thereof. For purposes of this Section 5.03(j), “Indebtedness for borrowed money” shall not include (A) the deferred purchase price of property or services in the ordinary course of business (but not purchase money financings for fixed or capital assets or finance leases), (B) trade Indebtedness, (C) earn-out obligations, (D) obligations under letters of credit and similar instruments, (E) obligations under operating leases, (F) Indebtedness under any Swap Contract entered into for bona fide hedging purposes (and not entered into for speculative purposes), (G) performance contingent obligations, (H) obligations under bank guaranties or surety bonds, (I) Guarantees or other contingent obligations and (J) Indebtedness, if any, not described in clauses (i) through (vii) of the first sentence of this Section 5.03(j) or clauses (A) through (I) of this sentence, in an aggregate outstanding principal amount not to exceed $10,000,000 on the Harmony Acquisition Closing Date.

(k)       Closing Certificate. Receipt by the Administrative Agent of a certificate dated as of the Harmony Acquisition Closing Date signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.03(e), (g), (h), (i) and (j) have been satisfied.

(l)       Request for Credit Extension. Receipt by the Administrative Agent of a Request for Credit Extension in accordance with the requirements hereof.

(m)     KYC Information. Upon the reasonable request of any Lender made in writing at least ten (10) Business Days prior to the Harmony Acquisition Closing Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three (3) Business Days prior to the Harmony Acquisition Closing Date.

(n)       Fees. All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses) and other compensation and amounts contemplated by the Fee Provision or otherwise payable to the Administrative Agent, the Arrangers and the Lenders or any of their respective affiliates, in the case of expenses, that have been invoiced at least two (2) Business Days prior to the Harmony Acquisition Closing Date, shall have been, or substantially concurrently with the Borrowing under the Harmony Facilities, shall be paid.

Notwithstanding anything to the contrary, to the extent any security interest in the intended Collateral or any deliverable (including those referred to in Section 5.03(d)) related to the perfection of security interests in the intended Collateral (other than (i) the pledge and perfection of the security interests in certificated Equity Interests of the Company’s Domestic Subsidiaries; provided that, if certificated Equity Interests of Subsidiaries of Harmony are required to be pledged as Collateral, such certificates shall be required to be delivered on the Harmony Acquisition Closing Date only to the extent received by the Company from the Seller after the Company’s use of commercially reasonable efforts to obtain such certificates, (ii) assets with respect to which a security interest may be perfected by the filing of a financing statement under the UCC, and (iii) intellectual property with respect to which security interests may be perfected by filing of notices of security interests or other short form security agreements with the United States Patent and Trademark Office or United States Copyright Office, as applicable) is not or cannot be provided and/or perfected on the Harmony Acquisition Closing Date after the Company has used commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability or funding of the Harmony Facilities on the Harmony Acquisition Closing Date, but shall be required to be provided and/or perfected within ninety (90) days after the Harmony Acquisition Closing Date (or such later date as agreed by the Administrative Agent in its reasonable discretion).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.03, each Lender that has signed the First Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Harmony Acquisition Closing Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01       Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized, validly existing and, as applicable, in good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02       Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any material breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to such Loan Party, the violation or breach of which would reasonably be expected to have a Material Adverse Effect.

6.03       Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04       Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws and to general principles of equity.

6.05       Financial Statements; No Material Adverse Effect.

(a)       The financial statements delivered pursuant to Sections 7.01(a) and 7.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period(s) covered thereby in accordance with GAAP consistently applied throughout the period(s) covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of certain year-end adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case as required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries.

(b)       The Audited Financial Statements and the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended April 30, 2019 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of certain year-end adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case as required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries.

(c)       From the date of the Audited Financial Statements to and including the First Amendment Effective Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or in any other public filing of the Company and has not otherwise been disclosed in writing to the Lenders on or prior to the First Amendment Effective Date.

(d)       Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.06       Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

6.07       No Default.

(a)       No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(b)       No Default has occurred and is continuing.

6.08       Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09       Environmental Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a)       There is no violation by any Loan Party or any Subsidiary of any Environmental Law with respect to real properties owned, leased or operated by any Loan Party or any Subsidiary (the “Facilities”) or the businesses operated by any Loan Party or any Subsidiary (the “Businesses”), and the Loan Parties do not know of any conditions relating to the Facilities or the Businesses that could give rise to liability of a Loan Party or any Subsidiary under any applicable Environmental Laws, including with respect to the containment of Hazardous Materials.

(b)       To the knowledge of the Loan Parties, none of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)       No Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)       Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)       No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)       There has been no release or threat of release of Hazardous Materials by a Loan Party or any Subsidiary (or, to the knowledge of the Loan Parties, by any other Person) at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws.

6.10       Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The property and general liability insurance coverage of the Loan Parties as in effect on the First Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11       Taxes.

Each Loan Party and its Subsidiaries have filed all income and other material tax returns and reports required to be filed, and have paid all income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such noncompliance would not reasonably be expected to be material to the Loan Parties and their Subsidiaries, taken as a whole. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, be material to the Loan Parties. No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement (other than the Harmony Acquisition Agreement).

6.12       ERISA Compliance.

(a)       Except as set forth on Schedule 6.12 hereto, neither the Company nor any of its ERISA Affiliates maintains or has maintained at any time in the six (6) years preceding the First Amendment Effective Date any Pension Plans, Multiple Employer Plans or Multiemployer Plans. Set forth on Schedule 6.12 is a complete and accurate list of all Welfare Plans and all Plans (other than Pension Plans) in respect of which any Loan Party or any of their Subsidiaries could reasonably be expected to have material liability as of the First Amendment Effective Date. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect.

(b)       There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)       Except as set forth in the financial statements referred to in Section 6.05(b) and in Article VII, neither the Company, any of the other Loan Parties nor any of their respective Subsidiaries has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106.

(d)       The Company represents and warrants as of the First Amendment Effective Date that the Company is not using its own Plan Assets of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

6.13       Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the First Amendment Effective Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

6.14       Margin Regulations; Investment Company Act.

(a)       No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)       None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15       Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16       Compliance with Laws.

Each Loan Party and Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.17       Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the First Amendment Effective Date. Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person. As of the First Amendment Effective Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18       Solvency.

Each Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

6.19       Perfection of Security Interests in the Collateral.

The Collateral Documents create in favor of the Administrative Agent, for the benefit of the Lenders, valid security interests in, and Liens on, the Collateral purported to be covered thereby and described therein, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20       Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States (or, if such Loan Party is a Foreign Subsidiary, the jurisdiction where such Loan Party is located) that is owned or leased by any Loan Party as of the First Amendment Effective Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the First Amendment Effective Date. Set forth on Schedule 6.20(c) is the chief executive office, exact legal name, tax payer identification number (or the equivalent) and organizational identification number (if applicable) of each Loan Party as of the First Amendment Effective Date. Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the First Amendment Effective Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

6.21       Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the First Amendment Effective Date. No Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the First Amendment Effective Date.

6.22       OFAC.

None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of Company, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

6.23       Anti-Corruption Laws

Each of the Company and its Subsidiaries conducts its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions in which the Company or any of its Subsidiaries conduct their business and to which they are lawfully subject and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.24       No ~~EEA~~Affected Financial Institution.

No Loan Party is an ~~EEA~~Affected Financial Institution.

6.25       Beneficial Ownership.

To the extent delivered on the First Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects as of the First Amendment Effective Date.

6.26       Covered Entity.

No Loan Party is a Covered Entity.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.15, which shall only apply to the Company) shall and shall cause each Subsidiary to:

7.01       Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)       as soon as available, but in any event within 105 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and consolidated statements of changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)       as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to certain normal year-end adjustments.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Company shall not be separately required to furnish such information under Section 7.01(a) or 7.01(b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Section 7.01(a) or 7.01(b) above at the times specified therein.

7.02       Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company which shall include such supplements to Schedules 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c) and 6.20(d), as are necessary such that, as supplemented, such Schedules would be accurate and complete as of the date of such Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)       not later than 60 days after the beginning of each fiscal year of the Company, commencing with the fiscal year beginning August 1, 2018, an annual business plan and budget (or, alternatively, if prepared by the Company in lieu of a budget, a rolling twelve (12) month forecast in a form substantially similar to the projections previously delivered to the Administrative Agent in connection with this Agreement and including a calculation of the financial covenants set forth in Section 8.11 as would be in effect for each fiscal quarter occurring during such twelve (12) month period) of the Company and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(c)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)       promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(e)       promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f)       promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial results or other accounting matters of any Loan Party or any Subsidiary thereof; and

(g)       promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or BofA Securities may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, BofA Securities, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and BofA Securities shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information” and, to the extent such Borrower Materials constitutes Information, they shall be treated as set forth in Section 11.07. Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.” Each Loan Party acknowledges and agrees that the list of Disqualified Institutions does not constitute material non-public information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

7.03       Notices.

(a)       Within five (5) Business Days after a Responsible Officer obtains knowledge, notify the Administrative Agent and each Lender of:

(i)       the occurrence of any Default.

(ii)       any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii)       any Loan Party or any of their ERISA Affiliates establishing a Pension Plan or commencing participation in any Multiple Employer Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any Loan Party or by any of their ERISA Affiliates of any material liability.

(iv)       the occurrence of any ERISA Event.

(v)       the occurrence of any Disposition, Recovery Event or Debt Issuance, in each case, for which the Company is required to make a mandatory prepayment pursuant to Section 2.05(b).

(b)       Concurrently with the delivery of the financial statements required pursuant to Section 7.01, notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04       Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its federal and state income taxes and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary or such noncompliance would not reasonably be expected to be material to the Loan Parties and their Subsidiaries, taken as a whole.

7.05       Preservation of Existence, Etc.

(a)       Preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)       Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)       Preserve or renew all of its IP Rights, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

7.06       Maintenance of Properties.

(a)       Maintain, preserve and protect all of its material properties and equipment necessary and material to the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)       Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)       Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07       Maintenance of Insurance.

(a)       Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are commercially reasonable and prudent.

(b)       Cause the Administrative Agent to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and use reasonable best efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08       Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09       Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

7.10       Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, but in a manner that does not unreasonably interfere with normal operations; provided, however, (i) absent an Event of Default, not more than two such inspections per year shall be at the Company’s expense and (ii) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.11       Use of Proceeds.

(a) Use the proceeds of the Harmony Facilities solely to finance the Harmony Acquisition and the Harmony Acquisition Costs and (b) use the proceeds of all other Credit Extensions (i) to finance working capital, capital expenditures and other lawful corporate purposes (including, without limitation, Permitted Acquisitions) and (ii) to refinance certain existing Indebtedness; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12       ERISA Compliance.

Use commercially reasonable efforts to do, and use commercially reasonable efforts to cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.13       Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any wholly-owned Domestic Subsidiary:

(a)       notify the Administrative Agent thereof in writing, together with the (w) jurisdiction of formation of such Subsidiary, (x) number of shares of each class of Equity Interests outstanding of such Subsidiary, (y) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Company or any Subsidiary of such Subsidiary and (z) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)       if such Domestic Subsidiary is not a CFC HoldCo, cause such Person to (x) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, and (y) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that if such deliverables are in form and substance similar to the corresponding deliverables provided in connection with Section 5.01, such deliverables shall be deemed satisfactory by the Administrative Agent.

7.14       Pledged Assets.

(a)       Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any CFC HoldCo) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a perfected Lien (prior to all other Liens other than Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)       Other Property. (i) Cause all owned and leased personal property (other than Excluded Property) of each Loan Party to be subject at all times to perfected Liens (prior to all other Liens other than Permitted Liens) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements (or the equivalent), landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Sections 5.01(e) and 5.01(f), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, that neither any Foreign Subsidiary that is a CFC, any Subsidiary of a CFC nor any CFC HoldCo shall be required to guarantee or pledge its assets for any Obligations (other than to the extent required under clause (d) of the definition of “Guarantors”).

7.15       Cash Concentration Accounts.

Maintain the Company’s main cash concentration accounts with the Administrative Agent or a Lender.

7.16       Beneficial Ownership.

Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01       Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)       Liens pursuant to any Loan Document;

(b)       Liens existing on the First Amendment Effective Date and listed on Schedule 8.01 and any renewals or extensions thereof; provided that the property covered thereby is not changed;

(c)       Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are not overdue for a period of more than sixty (60) days, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)        pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)        easements, rights-of-way, restrictions, zoning ordinances, declarations of covenants, common area cost sharing and maintenance agreements, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)        Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j)        leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)       any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)       Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02(a);

(m)      normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)       Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o)       Liens that secure Indebtedness permitted by Section 8.03(g); provided that (i) such Liens do not extend to any property or assets not securing such Indebtedness as of the date such Permitted Acquisition is consummated (other than after acquired property required to be pledged under such Indebtedness and accessions, products and proceeds of the property or assets pledged to secure such Indebtedness as of the date assumed) and (ii) the aggregate principal amount of Indebtedness (other than the type of Indebtedness described in Section 8.03(e)) which is secured by a customary “all assets” Liens shall not exceed $20,000,000 at any time outstanding; ~~and~~

(p)       other Liens on real or personal property not otherwise permitted by this Section 8.01 so long as neither (i) the aggregate principal amount of the Indebtedness and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $15,000,000 at any time outstanding;

(q)       Liens securing Incremental Secured Indebtedness; provided that such Liens are subject to an Acceptable Intercreditor Agreement; and

(r)       Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of any insurance premiums.

8.02       Investments.

Make any Investments, except:

(a)       Investments held in the form of cash or Cash Equivalents;

(b)       (i) Investments existing as of the First Amendment Effective Date and set forth on Schedule 8.02, (ii) Investments existing as of the First Amendment Effective Date by the Company or any Subsidiary in the Equity Interests of the Company or any Subsidiary, and (iii) Investments in Harmony and any Subsidiaries thereof, and any Investments owned thereby, in each case, which are directly or indirectly obtained pursuant to, or in connection with, the Harmony Acquisition;

(c)        Investments in any Person that is a Loan Party prior to giving effect to such Investment; provided that Investments by the Company and Domestic Subsidiaries that are Guarantors in Foreign Subsidiaries that are Loan Parties shall be subject to the limitation set forth in Section 8.02(e);

(d)        Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)       on or after the Suspension Period End Date, Investments (excluding Permitted Acquisitions and Investments in the amounts set forth on Schedule 8.02) by Loan Parties in Foreign Subsidiaries in an amount not to exceed $25,000,000 in the aggregate at any time outstanding;

(f)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)       Guarantees permitted by Section 8.03;

(h)       Permitted Acquisitions;

(i)        Loans and advances to employees in the ordinary course of business of the Company and its Subsidiaries, in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;

(j)        Investments consisting of other marketable securities, the aggregate purchase price of which shall not exceed $5,000,000;

(k)       (i) Swap Contracts permitted by Section 8.03(d) and (ii) Investments consisting of Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, together with Investments consisting of the performance of any obligations of the Company or any Subsidiary thereunder;

(l)         to the extent constituting Investments, repurchases of Equity Interests permitted by Section 8.06;

(m)       Investments in an aggregate amount not to exceed the Available Amount at such time; provided that (i) no Default has occurred and is continuing or would result therefrom and (ii) upon giving effect to such Investments on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”); and

(n)       Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $15,000,000 in the aggregate at any time outstanding.

8.03       Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under the Loan Documents;

(b)       Indebtedness set forth on Schedule 8.03 (and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any) of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, renewed or extended);

(c)       intercompany Indebtedness permitted under Section 8.02;

(d)       obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)       purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $50,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)       endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g)       Indebtedness assumed in connection with any Permitted Acquisition but not incurred in contemplation thereof;

(h)       to the extent constituting Indebtedness, surety or performance bonds with respect to contracts for the performance of work entered into by any Loan Party in the ordinary course of business;

(i)       other unsecured Indebtedness so long as (i) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Indebtedness on a Pro Forma Basis is less than 3.50:1.00, (ii) no Default exists or would result therefrom, (iii) such Indebtedness shall not include any financial covenants that are more restrictive in any respect on the Loan Parties than the financial covenants in this Agreement, (iv) such Indebtedness is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, asset sale or event of loss and customary acceleration rights after an event of default) in each case, prior to the date that is six (6) months after the latest Maturity Date, and (v) such Indebtedness shall not mature at any time on or prior to the date that is six (6) months after the latest Maturity Date;

(j)       earn-out obligations incurred in respect of any Permitted Acquisition; ~~and~~

(k)       Guarantees with respect to Indebtedness permitted under this Section 8.03; provided that if a Loan Party Guarantees Indebtedness of a Foreign Subsidiary, such Guarantee must also be permitted by Section 8.02 (other than Section 8.02(g)); and

(l)       (i) Incremental Secured Indebtedness or (ii) other unsecured Indebtedness (including, without limitation, Permitted Convertible Indebtedness); provided that (A) the aggregate outstanding principal amount of all Indebtedness incurred pursuant to the foregoing clauses (i) and (ii) shall not exceed $300,000,000 in the aggregate, (B) no Default has occurred and is continuing at the time of such incurrence or would result therefrom, (C) upon giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”) and (D) in the case of any Indebtedness incurred pursuant to the foregoing clause (ii), such Indebtedness (1) shall not include any financial maintenance covenants that are more restrictive in any respect on the Loan Parties than the financial maintenance covenants in this Agreement, (2) is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, fundamental change, asset sale or event of loss and customary acceleration rights after an event of default and, for the avoidance of doubt, any conversion or exchange (or any payment related thereto) related to Permitted Convertible Indebtedness) in each case, prior to the date that is six (6) months after the latest Maturity Date, and (3) shall not mature at any time on or prior to the date that is six (6) months after the latest Maturity Date.

8.04       Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary or transfer all or substantially all of its assets to any other Subsidiary provided that (i) if a Designated Borrower is a party to such transaction, the continuing or surviving Person or transferee, as applicable, is a Designated Borrower and (ii) if a Guarantor is a party to such transaction, the continuing or surviving Person or transferee, as applicable, is a Guarantor, (c) the Company or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that (i) if the Company is a party to such transaction, the Company is the continuing or surviving Person, (ii) if a Designated Borrower is a party to such transaction, such Designated Borrower is the surviving Person and (iii) if a Guarantor is a party to such transaction, such Guarantor is the surviving Person and (d) any Subsidiary (other than a Designated Borrower) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not have a Material Adverse Effect.

8.05       Dispositions.

Make any Disposition except:

(a)       Permitted Transfers; and

(b)       other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Company shall not exceed $20,000,000.

8.06       Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, ~~or incur any obligation (contingent or otherwise) to do so,~~ except that:

(a)       each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)       each Loan Party and each Subsidiary may declare and make ~~dividend payments or other distributions~~Restricted Payments payable solely in common Equity Interests of such Person;

(c)       the Company may acquire its Equity Interests as the purchase price for, or otherwise in connection with (including for purposes of satisfying a tax obligation), the exercise or vesting of an equity award issued under an Equity Compensation Plan or pursuant to any stock option issued by the Company;

(d)       on or after the Suspension Period End Date, the Company may repurchase shares of its outstanding Equity Interests and pay cash dividends to the Company’s shareholders so long as (i) no Default exists or would result therefrom and (ii) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis) is less than 3.00 to 1.00;

(e)       on or after the Suspension Period End Date, the Company may pay cash dividends to the Company’s shareholders in an amount not to exceed $15,000,000 in the aggregate in any fiscal year (with carryforward of unused amounts to the next subsequent fiscal year but, for the avoidance of doubt, any such amounts carried forward may only be used in the immediately succeeding fiscal year, after which time such amounts shall cease to be carried forward); provided that (i) no Default has occurred and is continuing or would result therefrom, and (ii) upon giving effect to such repurchases on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”);

(f)       on or after the Suspension Period End Date, the Company may repurchase shares of its outstanding Equity Interests in an amount not to exceed $10,000,000 in the aggregate in any fiscal year (with carryforward of unused amounts to the next subsequent fiscal year but, for the avoidance of doubt, any such amounts carried forward may only be used in the immediately succeeding fiscal year, after which time such amounts shall cease to be carried forward); provided that (i) no Default has occurred and is continuing or would result therefrom, and (ii) upon giving effect to such repurchases on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”); ~~and~~

(g)       the Company may make Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that (i) no Default has occurred and is continuing or would result therefrom, and (ii) upon giving effect to such Restricted Payments on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section ~~8.11.~~8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”); and

(h)       (i) the Company may (A) make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction, and (B) make any payment in cash to holders of any Permitted Convertible Indebtedness in excess of the original principal (or notional) amount thereof, and (ii) the Company may (A) deliver shares of the common stock in the Company upon the exercise and settlement or termination of any Permitted Warrant Transaction, and (B) make any payment in cash (including by set-off) upon the exercise and settlement or termination of any Permitted Warrant Transaction; provided, that, in each case of the foregoing clauses (h)(i)(B) and (h)(ii)(B), (I) no Default has occurred and is continuing or would result therefrom, and (II) upon giving effect to such repurchases on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”);

(i)       the Company may deliver, or cause to be delivered, shares of the common stock in the Company (or other securities and/or property of the Company that the applicable Permitted Convertible Indebtedness is convertible or exchangeable into, in accordance with the terms thereof including cash in lieu of any fractional shares of common stock) in order to satisfy obligations in respect of any Permitted Convertible Indebtedness;

(j)       the Company may pay interest due in respect of any Permitted Convertible Indebtedness; and

(k)       the Company may receive shares of common stock in the Company on account of the net share settlement and/or termination of any Permitted Bond Hedge Transaction.

8.07       Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the First Amendment Effective Date or any business substantially related, complimentary or incidental thereto (it being understood that the business of Harmony and its Subsidiaries is substantially related, complimentary or incidental thereto).

8.08       Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) transactions not prohibited by this Agreement, (d) normal and reasonable compensation (including compensation payable pursuant to employment agreements, severance or termination agreements, equity plans, and other employee benefit plans) and reimbursement and advances of expenses (including indemnification expenses) of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09       Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien ~~or~~, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale or (5) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(l) to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Loan Parties to meet their obligations under the Loan Documents, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations (except for any document or instrument governing Incremental Secured Indebtedness incurred pursuant to Section 8.03(l)(i)).

8.10       Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11       Financial Covenants.

(a)       Consolidated Leverage Ratio.

(i)       Permit the Consolidated Leverage Ratio as of the end of the fiscal quarter of the Company ending April 30, 2020 to be greater than 5.25 to 1.00; and

(ii)       Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company ending on or after the Suspension Period End Date and set forth below to be greater than ~~3.50 to 1.00~~the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Leverage Ratio
Fiscal quarter ending October 31, 2021:	5.00 to 1.00
Fiscal quarter ending January 31, 2022:	4.50 to 1.00
Fiscal quarter ending April 30, 2022:	4.25 to 1.00
Fiscal quarter ending July 31, 2022:	4.00 to 1.00
Fiscal quarter ending October 31, 2022 and each fiscal quarter thereafter:	3.50 to 1.00

; provided that, in connection with any Permitted Acquisition occurring on or after the ~~First Amendment Effective~~Suspension Period End Date for which the Acquisition Consideration equals or exceeds $125,000,000 (a “Material Acquisition”) at the election of the Company ~~(other than in the case of the Harmony Acquisition, with prior written notice to the Administrative Agent) (which election is hereby deemed to have been made by the Company on the Harmony Acquisition Closing Date in respect of the Harmony Acquisition)~~, the maximum Consolidated Leverage Ratio as of the end of each of (i) the four consecutive fiscal quarters, beginning with the fiscal quarter in which such Permitted Acquisition occurs, shall be increased to 4.00 to 1.00 ~~(or, solely in the case of the Harmony Acquisition, 4.25 to 1.00)~~ and (ii) the fifth and sixth consecutive fiscal quarters (or, if terminated as provided below, such shorter period) (the first through sixth fiscal quarters being the “Adjustment Period”) shall be increased to 3.75 to 1.00 ~~(or, solely in the case of the Harmony Acquisition, 4.00 to 1.00)~~; provided further that (x) there shall be no more than ~~four~~three (~~4~~3) Adjustment Periods during the term of this Agreement ~~(including the Adjustment Period implemented on the Harmony Acquisition Closing Date)~~, (y) subject, in the case of any Material Acquisition that constitutes a Limited Condition Transaction, to Section 1.10, to the extent required in determining the permissibility of (1) any Permitted Acquisition that constitutes a Material Acquisition, the increase in the maximum Consolidated Leverage Ratio during any Adjustment Period shall apply only with respect to the calculation of the Consolidated Leverage Ratio for purposes of the determinations required by clause (c) of the definition of “Permitted Acquisition” and Section 8.01(o) and (2) the incurrence of any Incremental Facility Loans in connection with a Permitted Acquisition that constitutes a Material Acquisition, the increase in the maximum Consolidated Leverage Ratio during any Adjustment Period shall apply only with respect to the calculation of Consolidated Leverage Ratio on a Pro Forma Basis required in connection with the incurrence of such Incremental Facility Loans and (z) notwithstanding anything to the contrary in the foregoing, the increase in the maximum Consolidated Leverage Ratio during any Adjustment Period shall apply with respect to the calculation of the Consolidated Leverage Ratio on a Pro Forma Basis for purposes of determining compliance with Sections 8.06(e) and 8.06(f). Following the expiration (or termination, as provided below) of any Adjustment Period, the maximum Consolidated Leverage Ratio cannot be subsequently increased again as provided in the first proviso above (and a subsequent Adjustment Period cannot commence) until the Company has delivered a quarterly Compliance Certificate evidencing that it was in compliance with the maximum Consolidated Leverage Ratio as set forth in this Section 8.11 (after the decrease in such maximum Consolidated Leverage Ratio following the expiration, or termination, of such Adjustment Period) for at least two (2) consecutive Fiscal Quarters. The Company may terminate any Adjustment Period early, at any time, at its election in its sole discretion.

(b)       Consolidated Interest Coverage Ratio.

(i)       Permit the Consolidated Interest Coverage Ratio as of the end of the fiscal quarter of the Company ending April 30, 2020 to be less than 3.50 to 1.00; and

(ii)       Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company ending on or after the Suspension Period End Date to be less than 3.50 to 1.00.

(c)       Liquidity. Permit Liquidity at all times during the periods set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Liquidity
Fiscal quarter ending July 31, 2020:	$50,000,000
Fiscal quarter ending October 31, 2020 through and including the fiscal quarter ending July 31, 2021:	$75,000,000

(d)       Consolidated EBITDA. Permit Consolidated EBITDA for the period of four fiscal quarters ending on the last day of each fiscal quarter of Company set forth below to be less than the amount set forth below opposite such fiscal quarter of the Company:

(e)       ~~8.12~~

Fiscal Quarter Ending	Minimum Consolidated EBITDA
Fiscal quarter ending July 31, 2020:	$100,000,000
Fiscal quarter ending October 31, 2020:	$60,000,000
Fiscal quarter ending January 31, 2021:	$60,000,000
Fiscal quarter ending April 30, 2021:	$90,000,000
Fiscal quarter ending July 31, 2021:	$125,000,000

8.12       Prepayment of Other Indebtedness, Etc.

If any Event of Default exists:

(a)       amend or modify any of the terms of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b)       make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary ~~(~~other than (i) Indebtedness arising under the Loan Documents and (ii) Indebtedness arising under any Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions and Permitted Warrant Transactions, each in accordance with their terms; provided, that with respect to any voluntary or optional payment or prepayment or redemption or acquisition for value made pursuant to this clause (ii) in excess of the original principal (or notional) amount thereof, upon giving effect to such repurchases on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 then in effect (subject to clause (ii) of the last paragraph of the definition of “Pro Forma Basis”).

8.13       Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)       Amend, modify or change its Organization Documents in a manner adverse to the rights of the Lenders.

(b)       Change its fiscal year.

(c)       Without providing ten (10) days prior written notice to the Administrative Agent, permit any Loan Party to change its name, state of formation or form of organization.

8.14       Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Company or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.15       Sanctions.

Directly or, to the knowledge of the Company, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise directly or, to the knowledge of the Company, indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions except to the extent licensed or otherwise approved by OFAC or any other relevant Sanctions authority.

8.16       Anti-Corruption Laws.

Directly or, to the knowledge of the Company, indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions in which the Company or any of its Subsidiaries conduct their business and to which they are lawfully subject.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01       Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)       Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants.

(i)       Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five days; or

(ii)       Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05(a), 7.10, 7.11, 7.13 or 7.14 or Article VIII; or

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (a) a Responsible Officer of any Loan Party becoming aware of such failure or (b) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)       Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts, either individually or in the aggregate) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded~~; or~~, provided, that the following shall not be an Event of Default pursuant to this clause (e)(i), (A) any prepayment, repayment, redemption or conversion or other payment of any Permitted Convertible Indebtedness in accordance with its terms (except as the result of any default or event of default by any Loan Party or Subsidiary thereunder or a “fundamental change” (or equivalent term) thereunder) and (B) any prepayment, redemption or conversion in connection with any asset sale event, casualty, eminent domain or condemnation event, excess cash flow or other customary provision in any Indebtedness (permitted by this Agreement to remain outstanding) giving rise to such requirement to repurchase, prepay, acquire, defease or redeem in the absence of any default thereunder; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount or (iii) there occurs under any Permitted Bond Hedge Transactions or Permitted Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Company or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by any Loan Party or Subsidiary as a result thereof, taken together, is greater than the Threshold Amount; or

(f)       Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)       Judgments. There is entered against any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage other than by asserting a customary reservation of rights), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)       ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)       Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)       Change of Control. There occurs any Change of Control.

9.02       Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)       declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)       require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)       exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an event described in Section 9.01(f) with respect to any Borrower, the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03       Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Lenders (and, in the case of such Secured Hedge Agreements, Hedge Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Treasury Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be. Each Treasury Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01       Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (except as expressly provided in Section 10.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Treasury Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02       Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

10.03       Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default caused by the Borrowers’ failure to pay Obligations consisting of principal, interest or fees directly to the Administrative Agent, for the account of the Lenders, in accordance with the express terms of this Agreement) unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.04       Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying, and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05       Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06       Resignation of Administrative Agent.

(a)       The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. For the avoidance of doubt, any successor Administrative Agent shall not be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)       Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07       Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08       No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09       Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10       Collateral and Guaranty Matters; Credit Bidding.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Treasury Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)       to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)       to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i) or Section 8.01(o); and

(c)       to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(viii) of Section 11.01, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

10.11       Secured Treasury Management Agreements and Secured Hedge Agreements.

No Treasury Management Bank or Hedge Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.

10.12       ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84~~–~~–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95~~–~~–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90~~–~~–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91~~–~~–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96~~–~~–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84~~–~~–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84~~–~~–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84~~–~~–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.13       Intercreditor Agreements.

Each Lender (including each Person that becomes a Lender after the Second Amendment Effective Date) authorizes the Administrative Agent to execute, deliver and perform its obligations under each Acceptable Intercreditor Agreement and agrees to be bound by the terms of each Acceptable Intercreditor Agreement or subordination agreement contemplated or requested hereunder and entered into by the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

11.01       Amendments, Etc.

Except as provided in Section 2.17 with respect to an Incremental Facility Amendment, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)       no such amendment, waiver or consent shall:

(i)        extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (or reinstated) (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)       postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)       change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)       change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)       release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)      release the Company without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone);

(viii)     amend Section 1.06; or

(b)       unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)       unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)       unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Provision may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) only the consent of the Company and the Lenders and L/C Issuer that have agreed to issue such Credit Extensions in the applicable Alternative Currency shall be necessary to amend the definition of “Eurocurrency Rate” to provide for the addition of a replacement interest rate with respect to such Alternative Currency, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders and (v) Incremental Facility Amendments may be effected in accordance with Section 2.17.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Company and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06.

Notwithstanding any provision herein to the contrary (x) the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (y) the Administrative Agent and the Company may make amendments contemplated by Section 3.07.

11.02      Notices; Effectiveness; Electronic Communications.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other information through the Internet, telecommunications, electronic or other information transmission systems, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)       Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities Laws.

(e)        Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04       Expenses; Indemnity; and Damage Waiver.

(a)       Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where the Indemnitee affected by such conflict informs the Administrative Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee in each applicable jurisdiction) and, if applicable, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, if applicable, a single specialist or regulatory counsel for all such Indemnitees), in each case, incurred in connection with investigating, defending, preparing to defend or participating in any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve such Indemnitee as a result of or arising out of or in any way related to or resulting from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Parties, (y) a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a dispute solely among Indemnitees not arising from any act or omission of the Company and its Affiliates (other than a claim against any Arranger, the Administrative Agent, the Swing Line Lender or the L/C Issuer solely in their respective capacities as such or any similar capacity under this Agreement), if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. With respect to any Indemnitee, “Related Indemnified Parties” means (i) any Controlling Person or Controlled Affiliate of such Indemnitee, (ii) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (iii) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (iii), acting on behalf of, or at the express instructions of, such Indemnified Person, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans, unfunded Commitments and participation interests in Swing Line Loans and L/C Obligations of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)        Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)        Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder), Delayed Draw Term Loan Commitments (and the related Delayed Draw Term Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any (1) any unfunded Delayed Draw Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of a Lender or an Approved Fund with respect to a Lender or (2) any Term Loan or Delayed Draw Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)       the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a Disqualified Institution or (D) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Each Borrower agrees that each assignee shall be entitled to the benefits of Section 3.01 to the same extent as if it were a Lender (it being understood that the assignee will comply with the requirements of Section 3.01(e)); provided that such assignee shall not be entitled to receive any greater payment under Section 3.01 than would have been paid to the Lender if no assignment had been made except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date of the applicable Assignment and Assumption.

(c)       Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender, a Disqualified Institution or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)       Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)       Disqualified Institutions.

(i)       No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)       If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of clause (i) above, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Company shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)       The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

11.07      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.17 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any of its Subsidiaries.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. In addition, the Administrative Agent and the Lenders may, with the consent of the Borrowers, disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

11.08       Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness; Amendment and Restatement.

(a)       This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

(b)       The parties to the Existing Credit Agreement each hereby agree that, at such time as this Agreement shall have become effective pursuant to the terms of Section 5.01, (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, (ii) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder and (iii) all promissory notes issued to the Lenders under the Existing Credit Agreement and outstanding on the Closing Date shall be null and void and shall be deemed to have been replaced by the Notes issued to the Lenders under this Agreement on the Closing Date. This Agreement is not a novation of the Existing Credit Agreement. The Commitments and outstanding Loans of the lenders party to the Existing Credit Agreement that are not Lenders under this Agreement (collectively, the “Exiting Lenders”) under the Existing Credit Agreement are hereby terminated simultaneously with the effectiveness of this Agreement. After giving effect to this Agreement, the Exiting Lenders shall no longer have any Commitments or outstanding Loans. Concurrently with the effectiveness of Agreement, each Exiting Lender shall receive payment in full for all outstanding Obligations owing to it under the Existing Credit Agreement.

11.11       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13       Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04 or gives notice pursuant to Section 3.02, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)       the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.04, a notice given pursuant to Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter or eliminate the need for such notice to be given;

(d)       such assignment does not conflict with applicable Laws; and

(e)       in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14       Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS OTHER THAN GENERAL OBLIGATIONS LAW SECTION 5-1401.

(b)       SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15       Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17       Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18       USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19       Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

11.20       Acknowledgement and Consent to Bail-In of EEAAffected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an ~~EEA~~Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an ~~EEA~~Affected Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

11.21       Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

11.22       Release.

Each of the Lenders, the Swing Line Lender the L/C Issuer and the Administrative Agent hereby agree to (a) the automatic release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document upon (i) the Facility Termination Date or (ii) the Disposition of any property that is sold or otherwise disposed to a non-Loan Party or as part of or in connection with any sale or other disposition, in each case, permitted hereunder or under any other Loan Document or in connection with the settlement of any Involuntary Disposition (it being understood that the Administrative Agent’s Lien on the proceeds received by the Loan Parties in connection with such Disposition or Involuntary Disposition shall not be released), (b) release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i) or 8.01(o) or (c) the automatic release of any Guarantor (i) ceasing to be a Subsidiary as a result of a transaction permitted under the Loan Documents, or (ii) upon the Facility Termination Date. The Administrative Agent will, at the Company’s expense, promptly, and the Lenders, the Swing Line Lender and the L/C Issuer authorize the Administrative Agent to, (x) deliver to the applicable Loan Party any Collateral in the Administrative Agent’s possession following the release of such Collateral and (y) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate its interest in such item, as applicable, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.

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